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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Shares, no par value	20,700,000 shares	$9.44	$195,408,000	$13,933

(1)
Based upon the average of the high and low prices reported for the Registrant's common shares on the New York Stock Exchange on December 7, 2010 (a date within five (5) business days of the issuances covered hereunder).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act").

(3)
Payment of the registration fee at the time of filing of the registrant's registration statement on Form S-3 filed with the Securities and Exchange Commission on June 11, 2010 (File No. 333-167479), was deferred pursuant to Rules 456(b) and 457(r) or the Securities Act, and is paid herewith. This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in such registration statement.

Filed Pursuant to Rule 424(b)(5)
Registration No.:333-167479

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 11, 2010)

18,000,000 Shares

KKR Financial Holdings LLC

Common Shares

        We are offering 18,000,000 common shares of KKR Financial Holdings LLC.

        Our common shares are traded on the New York Stock Exchange, or NYSE, under the symbol "KFN." The closing price of our common shares on December 7, 2010 was $9.48 per share.

        Ownership of our shares by any person is generally limited to 9.8% in value or in number of shares, whichever is more restrictive. In addition, our operating agreement contains other limitations on the ownership and transfer of our shares. However, pursuant to our operating agreement, our board of directors may, under certain circumstances, terminate these limitations on ownership and transfer of our shares or grant exemptions to certain persons. For additional information on the ownership and transfer restrictions on our shares, see "Description of Shares—Certain Provisions of the Operating Agreement—Restrictions on Ownership and Transfer" in the accompanying prospectus.

        Investing in our common shares involves risks. See "Risk Factors" beginning on page S-4 of this prospectus supplement.

        The underwriter will purchase our common shares at a price of $9.04 per share, resulting in $162,720,000 gross proceeds to us, before expenses.

        We have granted the underwriter the option to purchase up to an additional 2,700,000 common shares solely to cover over-allotments. If this option is exercised in full, we will receive an additional $24,408,000 in gross proceeds, before expenses.

        The underwriter may offer our common shares from time to time in one or more transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

        Delivery of the common shares will be made on or about December 13, 2010.

Morgan Stanley

The date of this prospectus supplement is December 8, 2010.

        Unless otherwise expressly stated or the context otherwise requires, the terms "we," "our company," "us" and "our" and similar terms refer, as of dates and for periods on and after May 4, 2007, to KKR Financial Holdings LLC and its subsidiaries and, as of dates and for periods prior to May 4, 2007, to our predecessor, KKR Financial Corp., and its subsidiaries; "Manager" means KKR Financial Advisors LLC; "KKR" means Kohlberg Kravis Roberts & Co. L.P. and its affiliated companies (excluding portfolio companies that are minority or majority owned or managed by funds associated with KKR); "management agreement" means the amended and restated management agreement (as heretofore amended) between KKR Financial Holdings LLC and the Manager; "operating agreement" means the amended and restated operating agreement of KKR Financial Holdings LLC (as heretofore amended); "common shares" and "preferred shares" mean common shares and preferred shares, respectively, representing limited liability company interests in KKR Financial Holdings LLC; references to "our shares" (and similar references) mean common shares and preferred shares of KKR Financial Holdings LLC; and references to "$" and "dollars" mean United States dollars.

S-i

 ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the headings "Where You Can Find More Information" and "Incorporation by Reference" below.

        If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See "Incorporation by Reference."

        We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus is an offer to sell only the common shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any document incorporated or deemed incorporated herein by reference is accurate as of any date other than the date of this prospectus supplement. Also, you should not assume that there has been no change in the affairs of our company since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), of which this prospectus supplement is a part, with respect to the securities to be sold pursuant to this prospectus supplement. This prospectus supplement does not contain all of the information set forth in the registration statement and exhibits to the registration statement. For further information with respect to us and the securities to be sold pursuant to this prospectus supplement, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in the prospectus, this prospectus supplement and in the documents incorporated and deemed to be incorporated by reference herein or in any free writing prospectus as to the contents of any contract or other document do not purport to be complete and, where that contract or document is an exhibit to the registration statement or an exhibit to a document incorporated or deemed to be incorporated by reference in the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits to the registration statement, and other documents we file with the SEC may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of the registration statement, including the exhibits, and the other documents we file with the SEC can be obtained from the public reference room of the SEC upon payment of prescribed fees.

S-ii

Our SEC filings, including our registration statement, are also available to you for free on the SEC's website at http://www.sec.gov. You may also inspect information that we file with the NYSE at the offices of the NYSE at 20 Broad Street, New York, New York 10005. We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and file periodic reports, proxy statements and other information with the SEC.

S-iii

SUMMARY

        This summary highlights selected information contained elsewhere or incorporated or deemed incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information you should consider when making your investment decision. We urge you to carefully read all of this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference, including our consolidated financial statements and accompanying notes, to gain a fuller understanding of our business and the terms of our shares, as well as some of the other considerations that may be important to you, before making your investment decision. You should pay special attention to the "Risk Factors" section of this prospectus supplement and the documents incorporated or deemed incorporated by reference to determine whether an investment in our shares is appropriate for you.

 KKR Financial Holdings LLC

        We are a specialty finance company with expertise in a range of asset classes. Our core business strategy is to leverage the proprietary resources of our Manager with the objective of generating both current income and capital appreciation. We primarily invest in financial assets including below investment grade corporate debt, including senior secured and unsecured loans, mezzanine loans, high yield corporate bonds, distressed and stressed debt securities, marketable equity securities and private equity. Additionally, we may make investments in other asset classes including natural resources and real estate. The corporate loans we invest in are primarily referred to as syndicated bank loans, or leveraged loans, and are purchased via assignment or participation in either the primary or secondary market. The majority of our corporate debt investments are held in collateralized loan obligation ("CLO") transactions that are structured as on-balance sheet securitizations and are used as long term financing for these investments. The senior secured notes issued by the CLO transactions are primarily owned by unaffiliated third party investors and we own the majority of the subordinated notes in the CLO transactions. We execute our core business strategy through majority-owned subsidiaries, including CLOs.

        We are externally managed and advised by KKR Financial Advisors LLC, our Manager and an affiliate of KKR, pursuant to the management agreement between us and our Manager. Our Manager was formed in July 2004. All of our executive officers are either employees or members of our Manager or one or more of its affiliates. The executive offices of our Manager are located at 555 California Street, 50th Floor, San Francisco, California 94104 and the telephone number of our Manager's executive offices is (415) 315-3620.

 The Offering

Issuer	KKR Financial Holdings LLC
Common Shares Offered by Us	18,000,000
Overallotment Option	2,700,000
Common Shares to Be Outstanding After this Offering	176,412,565 (or 179,112,565 shares if the underwriting overallotment is exercised in full)
Restrictions on Ownership
Our operating agreement contains restrictions on the number of our shares that a person may own that are intended to assist us in maintaining the qualification of any REIT subsidiary of ours as a REIT under the Internal Revenue Code of 1986, as amended, or the "Code." Among other things, the operating agreement provides that, subject to exceptions, no person may beneficially or constructively own shares in excess of 9.8% in value or number, whichever is more restrictive, of our outstanding shares, excluding shares not treated as outstanding for U.S. federal income tax purposes. In addition, the operating agreement, subject to exceptions, prohibits any person from beneficially owning our shares to the extent that such ownership of shares would result in any REIT subsidiary of ours being "closely-held" under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or would otherwise cause any REIT subsidiary of ours to fail to qualify as a REIT. For more information about these restrictions, see "Description of Shares—Certain Provisions of the Operating Agreement—Restrictions on Ownership and Transfer" in the accompanying prospectus.
Trading	Our common shares are listed on the NYSE under the symbol "KFN."
Material U.S. Federal Income Tax Considerations
You should read carefully the section "Material U.S. Federal Income Tax Considerations" in the prospectus, as well as the tax risk factors that are incorporated or deemed incorporated by reference herein, for certain U.S. federal income tax considerations relevant to our common shares.
Use of Proceeds
We estimate that the net proceeds from the sale of the 18,000,000 common shares in this offering, after deducting estimated offering expenses, will be approximately $162.3 million or approximately $186.7 million if the underwriter's overallotment option is exercised in full). We expect to use the net proceeds from this offering to acquire assets in accordance with our core business strategy and for general corporate purposes.

Risk Factors	You should read carefully the "Risk Factors" beginning on page S-4 of this prospectus supplement, as well as the risk factors that are described in the documents incorporated or deemed incorporated by reference in this prospectus supplement, for certain considerations relevant to an investment in our common shares.

        The number of common shares to be outstanding immediately after this offering is based on 158,412,565 common shares outstanding as of December 7, 2010 and excludes:

  •
  an aggregate of approximately 21,670,854 common shares issuable upon conversion of our outstanding 7.50% Convertible Senior Notes due 2017 at an applicable conversion price of $7.96 per common share, which includes an adjustment to the conversion price as a result of the Company's distributions paid to its common shareholders through the date hereof;

  •
  an aggregate of approximately 5,825,064 common shares issuable upon conversion of our outstanding 7.00% Convertible Senior Notes due 2012 at an applicable conversion price of $31.00 per common share;

  •
  1,932,279 common shares issuable upon the exercise of options outstanding as of September 30, 2010, having a weighted-average exercise price of $20.00 per share;

  •
  1,889,392 common shares authorized, but not yet issued under our 2007 Incentive Share Plan; and

  •
  325,198 common shares reserved, but not yet issued under our Non-Employee Directors' Deferred Compensation and Share Award Plan.

        Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriter of its right to purchase additional shares pursuant to the overallotment option.

RISK FACTORS

        Investing in our common shares involves risks. You should carefully review the risks discussed under the caption "Risk Factors" in our Annual Report on Form 10-K filed with the SEC on March 1, 2010, which is incorporated by reference in this prospectus supplement, in our Quarterly Reports on Form 10-Q filed with the SEC on April 29, 2010, August 4, 2010 and November 4, 2010, or any similar caption in the documents that we subsequently file with the SEC that are deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that you may be provided in connection with the offering of common shares pursuant to this prospectus supplement and the accompanying prospectus. You should also carefully review the other risks and uncertainties discussed in this prospectus supplement and the accompanying prospectus, the documents incorporated and deemed to be incorporated by reference in this prospectus supplement and in any free writing prospectus. The risks and uncertainties discussed in the documents referred to above, as well as other matters discussed in this prospectus supplement and in those documents, could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of our common shares. Moreover, the risks and uncertainties discussed in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of our common shares could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the 18,000,000 common shares in this offering, after deducting estimated offering expenses, will be approximately $162.3 million (or approximately $186.7 million if the underwriter's overallotment option is exercised in full). We expect to use the net proceeds from this offering to acquire assets in accordance with our core business strategy and for general corporate purposes.

CAPITALIZATION

        The following table sets forth our consolidated capitalization as of September 30, 2010:

  •
  on an actual basis; and

  •
  as adjusted to reflect the offering of our common shares and the application of the net proceeds as described under "Use of Proceeds," assuming that the underwriter does not exercise its option to purchase additional common shares.

        This table should be read in conjunction with the information contained herein under the heading "Use of Proceeds," and under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in our consolidated financial statements and notes thereto, included in our Annual Report on Form 10-K for the year ended December 31, 2009 and in our Quarterly Report on Form 10-Q for the three months ended September 30, 2010, and incorporated by reference in this prospectus supplement.

	As of September 30, 2010
	Actual	As adjusted
	(Unaudited) (Dollars in thousands)
Cash and cash equivalents(1)	$96,991	$259,246

Borrowings:
Collateralized loan obligation senior secured notes	$5,630,141	$5,630,141
Collateralized loan obligation junior secured notes issued to affiliates	371,062	371,062
Convertible senior notes	343,863	343,863
Junior subordinated notes	283,517	283,517

Total borrowings	6,628,583	6,628,583

Shareholders' equity:
Preferred shares, no par value, 50,000,000 shares authorized and none issued and outstanding at September 30, 2010	—	—
Common shares, no par value, 500,000,000 shares authorized, and 158,412,565 shares issued and outstanding at September 30, 2010, actual; 176,412,565 shares issued and outstanding at September 30, 2010, as adjusted	—	—
Paid-in-capital	2,578,945	2,741,200
Accumulated other comprehensive income	85,474	85,474
Accumulated deficit	(1,302,770)	(1,302,770)

Total shareholders' equity	1,361,649	1,523,904

Total capitalization	$7,990,232	$8,152,487

(1)
Assumes that the net proceeds from the offering will be held initially as cash and cash equivalents.

 PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS

        Our common shares have been listed on the NYSE under the symbol "KFN" since the time of the conversion transaction on May 4, 2007. The common stock of KKR Financial Corp., our predecessor, was traded on the NYSE from June 24, 2005 until the effectiveness of the conversion transaction. As of October 28, 2010, we had 158,412,565 common shares outstanding. The following table sets forth, for the periods indicated, the high and low sales prices per share of the common shares as reported on the NYSE.

	Share Prices
	High	Low
Year Ending December 31, 2010
Fourth Quarter (through December 7, 2010)	$9.50	$8.50
Third Quarter ended September 30, 2010	8.95	7.02
Second Quarter ended June 30, 2010	9.49	7.01
First Quarter ended March 31, 2010	8.50	5.55
Year Ended December 31, 2009
Fourth Quarter ended December 31, 2009	$5.95	$4.10
Third Quarter ended September 30, 2009	5.25	0.75
Second Quarter ended June 30, 2009	2.35	0.78
First Quarter ended March 31, 2009	2.64	0.40
Year Ended December 31, 2008
Fourth Quarter ended December 31, 2008	$6.99	$0.57
Third Quarter ended September 30, 2008	11.34	5.15
Second Quarter ended June 30, 2008	13.72	10.28
First Quarter ended March 31, 2008	16.78	10.12

        The following table sets forth the cash distributions declared per common share for fiscal years 2008, 2009 and 2010. We did not declare any cash distributions in the fourth quarter of fiscal year 2008 or during the first three quarters of fiscal year 2009.

Record Date	Payment Date	Cash Distribution Declared Per Common Share
February 15, 2008	February 29, 2008	$0.50
May 15, 2008	May 30, 2008	$0.40
August 15, 2008	August 29, 2008	$0.40
December 7, 2009	December 21, 2009	$0.05
February 18, 2010	March 4, 2010	$0.07
May 14, 2010	May 28, 2010	$0.10
August 18, 2010	September 1, 2010	$0.12
November 17, 2010	December 1, 2010	$0.14

DISTRIBUTION POLICY

        In light of the economic conditions that prevailed through the later part of 2008 and into the third quarter of 2009, we suspended making distributions to the holders of our common shares during such period. On November 29, 2009, our board of directors declared a cash distribution of $0.05 per common share that was paid on December 21, 2009 to common shareholders of record as of December 7, 2009. On February 4, 2010, our board of directors declared a cash distribution of $0.07 per common share. The distribution was paid on March 4, 2010 to common shareholders of record as of the close of business on February 18, 2010. On April 29, 2010, our board of directors declared a cash distribution of $0.10 per common share. The distribution was paid on May 28, 2010 to common shareholders of record as of the close of business on May 14, 2010. On August 4, 2010, our board of directors declared a cash distribution of $0.12 per common share. The distribution was paid on September 1, 2010 to common shareholders of record as of the close of business on August 18, 2010. On November 3, 2010, our board of directors declared a cash distribution of $0.14 per common share. The distribution was paid on December 1, 2010 to common shareholders of record as of the close of business on November 17, 2010. However, we cannot assure you that similar, or any, distribution will be made to holders of our common shares during future periods.

        Our board of directors has full authority and sole discretion to determine whether or not a distribution will be declared and paid, and the amount and timing of any distribution that may be paid, to holders of our common shares and (unless otherwise provided by our board of directors if and when it establishes the terms of any new class or series of our shares) any other class or series of shares we may issue in the future. Our board of directors may, in its sole discretion, determine to reduce or eliminate distributions on our common shares and (unless otherwise so provided by our board of directors) any other class or series of shares we may issue in the future, which may have a material adverse effect on the market price of our common shares and any such other shares. As a result, distributions to holders of our shares will depend on a number of factors, including:

  •
  our financial condition;

  •
  general business conditions;

  •
  our results of operations;

  •
  our available capital and leverage;

  •
  our debt service requirements;

  •
  cash distributions to us from our subsidiaries;

  •
  our operating expenses;

  •
  our taxable income;

  •
  our liquidity requirements;

  •
  our distribution yield relative to our peers;

  •
  restrictions under Delaware law;

  •
  any contractual, legal and regulatory restrictions on the payment of distributions by us to holders of our shares or by our subsidiaries to us; and

  •
  other factors our board of directors in its discretion deems relevant.

        Our credit facility includes covenants that could restrict our ability to make distributions on our common shares and any other class or series of shares we may issue in the future, including a prohibition on distributions on our shares if an event of default, or certain events that with notice or passage of time or both would constitute an event of default, under the applicable credit agreement occur and a requirement that we maintain a specified minimum level of consolidated tangible net worth.

OWNERSHIP LIMITATIONS

        Our operating agreement contains restrictions on the number of our shares that a person may own that are intended to assist us in maintaining the qualification of any REIT subsidiary of ours as a REIT under the Code. Among other things, the operating agreement provides that, subject to exceptions, no person may beneficially or constructively own shares in excess of 9.8% in value or number, whichever is more restrictive, of our outstanding shares, excluding shares not treated as outstanding for U.S. federal income tax purposes. In addition, the operating agreement, subject to exceptions, prohibits any person from beneficially owning our shares to the extent that such ownership of shares would result in any REIT subsidiary of ours being "closely held" under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or would otherwise cause any REIT subsidiary of ours to fail to qualify as a REIT. The operating agreement generally provides that any attempted transfer which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a charitable trust. The operating agreement further generally provides that, if the transfer of shares to a charitable trust would not be effective for any reason to prevent a violation of the foregoing restrictions, then, to the fullest extent permitted by law, the transfer of that number of shares that would otherwise cause that violation shall be void ab initio. For further information about these and other related provisions of our operating agreement, see "Description of Shares—Certain Provisions of the Operating Agreement—Restrictions on Ownership and Transfer" in the accompanying prospectus.

CERTAIN ERISA CONSIDERATIONS

        Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each, an "ERISA Plan"), should consider the fiduciary standards of ERISA in the context of the ERISA Plan's particular circumstances before authorizing an investment in our common shares. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with its fiduciary responsibilities, and the documents and instruments governing the ERISA Plan.

        In addition, we and certain of our subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many ERISA Plans, as well as other arrangements subject to Section 4975 of the Code, including individual retirement accounts and Keogh plans (such arrangements and together with ERISA Plans referred to herein as "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if our common shares are acquired by or with the assets of a Plan with respect to which we or any of our subsidiaries or affiliates is a party in interest, unless the transaction qualifies for an exemption from the prohibited transaction rules of ERISA and the Code. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

        Exemptive relief from the prohibited transaction rules under ERISA and the Code may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of our common shares. Those exemptions include Prohibited Transaction Class Exemption ("PTCE") 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provides exemptive relief for certain arm's-length transactions with a person (other than a fiduciary or an affiliate of a fiduciary that has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the "Service Provider Exemption"). However, there can be no assurance that any of these class exemptions, the Service Provider Exemption or any other exemption will be available with respect to any particular transaction involving our common shares.

        Governmental plans, certain church plans and non-United States plans (each, a "Non-ERISA Plan"), while not subject to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to other federal state, local, non-U.S. or other laws or regulations that are substantially similar to the foregoing provisions of ERISA or the Code (collectively, "Similar Laws"). Fiduciaries of any such plans should consult with their counsel before purchasing any common shares.

        Due to the foregoing requirements, our common shares may not be purchased or held by any Plan, any entity whose underlying assets include plan assets by reason of any Plan's investment in the entity (a "Plan Asset Entity"), or any person investing plan assets of any Plan or Non-ERISA Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and Section 4975 of the Code or a similar violation of any applicable Similar Law.

        Each purchaser and subsequent transferee, including any fiduciary purchasing or holding our common shares with the assets of any Plan, Plan Asset Entity or Non-ERISA Plan, will be deemed to have represented by its purchase or holding of our common shares that either (a) it is not a Plan, a Plan Asset Entity or a Non-ERISA Plan and is not purchasing or holding such common shares on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Plan or (b) its purchase and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Law.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing our common shares on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Plan consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Laws to such an investment and whether an exemption would be available for the purchase and holding of our common shares.

        Purchasers of our common shares have exclusive responsibility for ensuring that their purchase and holding of our common shares do not violate the prohibited transaction rules of ERISA or Section 4975 of the Code or any applicable Similar Law, as described above.

 UNDERWRITING

        Under the terms and subject to the conditions contained in the underwriting agreement dated the date of this prospectus supplement between us and Morgan Stanley & Co. Incorporated, which we refer to as the underwriter, the underwriter has agreed to purchase, and we have agreed to sell to the underwriter, 18,000,000 common shares. We have granted the underwriter the option to purchase up to an additional 2,700,000 common shares solely to cover over-allotments. The underwriter may only exercise this option within 30 days of the date of this prospectus supplement.

        The underwriter is offering the common shares subject to its acceptance of the common shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the common shares offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the common shares offered by this prospectus supplement and the accompanying prospectus if any such common shares are taken.

        The underwriter proposes to offer the common shares from time to time for sale in one or more transactions in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of the sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the common shares offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling the common shares offered hereby to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of the common shares for whom they may act as agents or to whom they may sell as principal.

        We have agreed that for a period of 45 days after the date of this prospectus supplement, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any common shares or any securities convertible into or exercisable or exchangeable for common shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common shares or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common shares or such other securities, in cash or otherwise, without the prior written consent of the underwriter; provided that:

  •
  we may issue and sell the common shares to the underwriter pursuant to the underwriting agreement,

  •
  we may issue and sell common shares or securities convertible into, or exercisable or exchangeable for, common shares pursuant to any employee or director stock option plan, stock ownership plan or distribution reinvestment plan in effect on the date of this prospectus supplement,

  •
  we may issue common shares issuable upon the conversion of securities or the exercise of warrants outstanding on the date of this prospectus supplement,

  •
  we may file a registration statement on Form S-3 (but we may not issue shares under any such Form S-3) or Form S-8, and

  •
  subject to prior approval by the Compensation Committee of our Board of Directors, we may issue common shares, restricted common shares or any securities convertible into, or exercisable or exchangeable for, common shares, pursuant to our 2007 Share Incentive Plan or our Non-Employee Directors' Deferred Compensation and Share Award Plan.

        In addition, each of our executive officers has agreed that, without the consent of the underwriter, he or she will not, during the period ending 45 days after the date of this prospectus supplement, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares (including without limitation, common shares or such other securities which may be deemed to be beneficially owned by such executive officer in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common shares or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common shares or such other securities, in cash or otherwise or (3) during the lock-up period, make any demand for or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for common shares; provided that the foregoing provisions of this sentence shall not apply to:

  •
  transfers of common shares or such other securities as a bona fide gift or gifts;

  •
  transfers of common shares or such other securities by will or intestate succession;

  •
  any transfer of common shares or such other securities to any trust, partnership or limited liability company for the direct or indirect benefit of such executive officer or the immediate family (as defined below) of such executive officer so long as such transfer does not involve a disposition for value;

  •
  if such executive officer holds his or her shares through a holding company, any distribution of common shares or such other securities to a wholly owned subsidiary of such holding company or any distribution of common shares or such other securities to the direct or indirect members or partners, as the case may be, of such holding company, so long as, in any such case, such distribution does not involve a disposition for value; and

  •
  any transfer or distribution of common shares or such other securities to a nominee or custodian who holds such common shares or such other securities on behalf of a person or entity to whom such transfer or disposition would be permissible under one of the above exceptions, so long as such transfer or distribution, as the case may be, is made in a transaction and otherwise in a manner permitted by such exception;

        provided, further, that it shall be a condition to any transfer or distribution pursuant to any of the above exceptions that (I) prior to or contemporaneously with such transfer or distribution, as the case may be, the transferee, distributee, nominee or custodian, as applicable, shall sign and deliver to the underwriter a written lock-up agreement and (II) such transfer or distribution, as the case may be, is not required during the lock-up period to be reported in, and is not during the lock-up period reported in, any public report or filing with the SEC or otherwise and neither such executive officer nor any such transferee, distributee, nominee or custodian, as applicable, otherwise voluntarily effects any public filing or public report regarding such transfer or distribution. For purposes of the foregoing restrictions, "immediate family" means any relationship by blood, marriage or adoption not more remote than the first cousin.

        The estimated offering expenses payable by us are approximately $465,000, which includes legal, accounting and printing costs and various other fees associated with registering the common shares.

        In order to facilitate the offering of the common shares, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriter may sell more stock than it is obligated to purchase under the underwriting agreement, creating a naked short position. The underwriter must close out any naked short position by purchasing stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the common shares, the underwriter may bid for, and purchase, common shares in the open market. Any of these activities may stabilize or maintain the market price of the common shares above independent market levels. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

Other Relationships

        From time to time, the underwriter and its affiliates have provided, and continue to provide, investment banking and other services to us for which they receive customary fees and commissions.

        An affiliate of the underwriter is a lender under our Credit Agreement dated May 3, 2010. The underwriter, or its affiliates, served as lender under the revolving credit facility of KKR Private Equity Investors, L.P., one of our affiliates. The underwriter or its affiliates served as lender under several credit facilities of KKR L.P.'s various portfolio companies.

        Our common stock is listed on the New York Stock Exchange under the symbol "KFN".

        We and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Selling Restrictions

  Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of shares to the public in that Member State, except that it may, with effect from and including such date, make an offer of shares to the public in that Member State:

          (a)   at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

          (b)   at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

          (c)   at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of the above, the expression an "offer of shares to the public" in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in that Member State.

  Notice to Prospective Investors in the United Kingdom

        The underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the shares in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any shares in, from or otherwise involving the United Kingdom.

  Notice to Prospective Investors in Japan

        The common shares have not been and will not be registered under the Securities and Exchange Law of Japan and may not be offered or sold directly or indirectly in Japan except under circumstances which result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities.

  Notice to Prospective Investors in Hong Kong

        The common shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

  Notice to Prospective Investors in Singapore

        This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the securities to the public in Singapore.

        If you purchase common shares offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

LEGAL MATTERS

        Certain legal matters will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California. Richards, Layton & Finger, P.A., our special Delaware counsel, will pass upon the validity under Delaware law of our common shares. Hunton & Williams LLP, our special tax counsel, will pass upon certain U.S. federal income tax matters. Dechert LLP, our special 1940 Act counsel, will pass upon certain 1940 Act matters. Certain partners of Simpson Thacher & Bartlett LLP, members of their families and related persons have an interest representing less than 1% of our common shares. Certain legal matters related to this offering will be passed upon for the underwriter by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

        The consolidated financial statements incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

        This prospectus supplement "incorporates by reference" certain information we file with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to these filings. The information we incorporate by reference is considered a part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede this information.

        Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus supplement shall be considered to be modified or superseded for purposes of this prospectus supplement to the extent a statement contained in this prospectus supplement or in any other subsequently filed document that is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes such statement.

        We incorporate by reference the following documents that we have filed with the SEC:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 1, 2010, including portions of our Proxy Statement for our 2010 annual meeting of holders of our common shares held on April 29, 2010 filed with the SEC on March 23, 2010 to the extent specifically incorporated by reference into such Form 10-K;

  •
  our Quarterly Reports on Form 10-Q for the three months ended March 31, 2010, June 30, 2010 and September 30, 2010 filed with the SEC on April 29, 2010, August 4, 2010 and November 4, 2010, respectively;

  •
  our Current Reports on Form 8-K filed with the SEC on January 11, 2010, January 12, 2010, January 15, 2010, February 4, 2010, March 18, 2010, April 29, 2010, May 3, 2010, May 4, 2010, May 5, 2010, May 6, 2010, June 2, 2010, August 4, 2010 and November 4, 2010; and

  •
  the description of our common shares included in our Registration Statement on Form 8-A filed with the SEC on April 30, 2007, and any amendment or report filed thereafter for the purpose of updating that description.

        We are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of Form 8-K or any exhibit attached thereto into any filing under the Securities Act or the Exchange Act or into this prospectus.

        In addition, we incorporate by reference any future filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until we have sold all of the common shares to which this prospectus supplement relates or the offering is otherwise terminated. We will provide free copies of any of those documents, if you write or telephone us at:

KKR Financial Holdings LLC
555 California Street, 50th Floor
San Francisco, California 94104
Attention: Investor Relations
(415) 315-3620

        You also may review a copy of the prospectus and registration statement and its exhibits at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's internet website (See "Where You Can Find More Information" above).

PROSPECTUS

KKR Financial Holdings LLC

Common Shares
Preferred Shares
Depositary Shares
Warrants to Purchase Common Shares, Preferred Shares, Depositary Shares
or Debt Securities
Subscription Rights to Purchase Common Shares, Preferred Shares, Depositary Shares
or Debt Securities
Debt Securities
Guarantees of Debt Securities
Share Purchase Contracts
Share Purchase Units

        We and any selling securityholders may offer from time to time:

  •
  our common shares;

  •
  our preferred shares;

  •
  depositary shares representing fractional interests in our preferred shares;

  •
  warrants to purchase our common shares, preferred shares, depositary shares or debt securities;

  •
  subscription rights to purchase our common shares, preferred shares, depository shares or debt securities;

  •
  our debt securities, which may or may not be guaranteed by one or more of the subsidiaries identified in this prospectus;

  •
  our share purchase contracts; and

  •
  our share purchase units.

        We will provide specific terms of any offering of these securities in a prospectus supplement or a free writing prospectus. The securities may be offered separately or together or in units in any combination and as separate series. You should read this prospectus and any applicable prospectus supplement and free writing prospectus we may provide to you, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus, carefully before you invest.

        Ownership of our shares by any person is generally limited to 9.8% in value or in number of shares, whichever is more restrictive. In addition, our operating agreement contains other limitations on the ownership and transfer of our shares. However, pursuant to our operating agreement, our board of directors may, under certain circumstances, terminate these limitations on ownership and transfer of our shares or grant exemptions to certain persons. For additional information on the ownership and transfer restrictions on our shares, see "Description of Shares—Certain Provisions of the Operating Agreement—Restrictions on Ownership and Transfer."

        Our common shares are traded on the New York Stock Exchange, or "NYSE," under the symbol "KFN." On June 10, 2010, the last reported sale price of our common shares on the NYSE was $8.06 per share.

        Investing in our securities involves risks. See "Risk Factors" on page 5 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We or any selling securityholders may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We and any selling securityholders reserve the sole right to accept, and we and any selling securityholders and any agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement or a free writing prospectus will set forth any applicable commissions or discounts payable to them. The names of the selling securityholders, if any, will be set forth in the applicable prospectus supplement or free writing prospectus. Our net proceeds from the sale of the securities also will be set forth in the applicable prospectus supplement or free writing prospectus. We will not receive any proceeds from the sale of the securities to which this prospectus relates that are offered by any selling securityholders.

The date of this prospectus is June 11, 2010

        This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the "SEC," as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, or the "Securities Act," utilizing a "shelf" registration process. Under this shelf registration process, we or any selling securityholders may sell any of the securities described in this prospectus in one or more offerings. Each time we or any selling securityholders sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the offering and of the securities being offered and information regarding the selling securityholders, if any. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement and free writing prospectus together with information incorporated and deemed to be incorporated by reference herein as described under "Incorporation by Reference" and the additional information described under "Where You Can Find More Information" before making an investment in our securities.

        You should rely only on the information contained or incorporated or deemed to be incorporated by reference in this prospectus and in any prospectus supplement or free writing prospectus that we may provide to you in connection with an offering of our securities described in this prospectus. Neither we nor any selling securityholders have authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus does not constitute, and any prospectus supplement or free writing prospectus that we may provide to you in connection with an offering of our securities described in this prospectus will not constitute, an offer to sell, or a solicitation of an offer to purchase, the offered securities in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, in any prospectus supplement or free writing prospectus that we may provide to you in connection with an offering of our securities described in this prospectus, or in any document incorporated or deemed to be incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of that document. Neither the delivery of this prospectus nor any prospectus supplement or free writing prospectus that we may provide to you in connection with an offering of our securities described in this prospectus nor any distribution of securities pursuant to this prospectus or any such prospectus supplement or free writing prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus, any such prospectus supplement or free writing prospectus or any document incorporated or deemed to be incorporated by reference in this prospectus or any prospectus supplement since the date thereof.

        For investors outside the United States: neither we nor any selling securityholders have done anything that would permit this offering or possession or distribution of this prospectus or any prospectus supplement or free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to an offering of our securities described in this prospectus and the distribution of this prospectus and any prospectus supplement or free writing prospectus.

KKR FINANCIAL HOLDINGS LLC

        This prospectus contains certain information about KKR Financial Holdings LLC and our common shares, preferred shares, depositary shares, warrants, subscription rights, debt securities, share purchase contracts and share purchase units and about the guarantees of our debt securities by certain of our subsidiaries. This prospectus is not complete and does not contain all of the information that you should consider before making an investment in our securities. You should read carefully the information appearing in this prospectus and in any prospectus supplement and free writing prospectus we may provide to you in connection with an offering of our securities described in this prospectus and in the documents incorporated and deemed to be incorporated by reference in this prospectus.

        Unless otherwise expressly stated or the context otherwise requires, the terms "we," "our company," "us" and "our" and similar terms refer, as of dates and for periods on and after May 4, 2007, to KKR Financial Holdings LLC and its subsidiaries and, as of dates and for periods prior to May 4, 2007, to our predecessor, KKR Financial Corp., and its subsidiaries; "Manager" means KKR Financial Advisors LLC; "KKR" means Kohlberg Kravis Roberts & Co. L.P. and its affiliated companies (excluding portfolio companies that are minority or majority owned or managed by funds associated with KKR); "management agreement" means the amended and restated management agreement between KKR Financial Holdings LLC and the Manager; "operating agreement" means the amended and restated operating agreement of KKR Financial Holdings LLC; "common shares" and "preferred shares" mean common shares and preferred shares, respectively, representing limited liability company interests in KKR Financial Holdings LLC; and references to "our shares" (and similar references) mean common shares and preferred shares of KKR Financial Holdings LLC; "debt securities" means our debt securities that we or any selling securityholders may offer pursuant to this prospectus; and references to "$" and "dollars" mean U.S. dollars.

        We are a specialty finance company with expertise in a range of asset classes. Our core business strategy is to leverage the proprietary resources of our Manager with the objective of generating both current income and capital appreciation. We primarily invest in financial assets including below investment grade corporate debt, including senior secured and unsecured loans, mezzanine loans, high yield corporate bonds, distressed and stressed debt securities, marketable equity securities and credit default swaps. Additionally, we have made or may make investments in other asset classes including private equity co-investments, natural resources and real estate. The corporate loans we invest in are primarily referred to as syndicated bank loans, or leveraged loans, and are purchased via assignment or participation in either the primary or secondary market. The majority of our corporate debt investments are held in collateralized loan obligation, or "CLO," subsidiaries that are structured as on-balance sheet securitizations and are used as long term financing for these investments. The senior secured notes issued by the CLO subsidiaries are primarily owned by unaffiliated third party investors and we own the majority of the subordinated notes in the CLO subsidiaries. We execute our core business strategy through majority-owned subsidiaries, including CLOs.

        We are externally managed and advised by KKR Financial Advisors LLC, our Manager and an affiliate of KKR, pursuant to the management agreement between us and our Manager. Our Manager was formed in July 2004. All of our executive officers are either employees or members of our Manager or one or more of its affiliates. The executive offices of our Manager are located at 555 California Street, 50th Floor, San Francisco, California 94104 and the telephone number of our Manager's executive offices is (415) 315-3620.

 RISK FACTORS

        Investing in our securities involves risks. In addition to the risks discussed below under "Cautionary Note Regarding Forwarding-Looking Statements," you should carefully review the risks discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference in this prospectus, and under the caption "Risk Factors" or any similar caption in the other documents that we have filed or subsequently file with the SEC that are incorporated or deemed to be incorporated by reference in this prospectus as described below under "Incorporation by Reference" and in any prospectus supplement or free writing prospectus that we provide you in connection with an offering of securities pursuant to this prospectus. You should also carefully review the other risks and uncertainties discussed in the documents incorporated and deemed to be incorporated by reference in this prospectus and in any such prospectus supplement and free writing prospectus. The risks and uncertainties discussed below and in the documents referred to above and other matters discussed in those documents could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of our shares and any other securities we may issue. Moreover, the risks and uncertainties discussed below and in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of our shares and any other securities we may issue could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated and deemed to be incorporated by reference herein contain, and any prospectus supplement and free writing prospectus that we may provide to you in connection with an offering of our securities described in this prospectus may contain, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the "Exchange Act." Forward-looking statements relate to expectations, beliefs, estimates, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by terms such as "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "project," "should," "strive" and "would" or the negative of these terms or other comparable terminology and similar words.

        The forward-looking statements are based on our beliefs, assumptions and expectations with respect to our future performance and future events or circumstances at the respective times those forward-looking statements were made, taking into account information available to us at those times, and are not guarantees of future performance, events or results. These beliefs, assumptions and expectations involve risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us or within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our securities, along with the following factors that could cause actual results to vary materially from our forward-looking statements:

  •
  the factors referenced in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and the documents incorporated and deemed to be incorporated by reference herein, including those referred to above under the caption "Risk Factors";

  •
  errors in our assessment of our portfolio value;

  •
  variations of management's expectations as to factors impacting our cost structure;

  •
  accounting changes, as required by U.S. generally accepted accounting principles;

  •
  general volatility of the capital markets and the market price of our common shares and potential volatility of the market price of any other securities we may issue;

  •
  changes in our business strategy including the expansion into new asset classes such as natural resources, real estate and private equity;

  •
  limitations imposed on our business by our exemption under the Investment Company Act of 1940, as amended, or the "1940 Act;"

  •
  limitations imposed on our business by the "qualifying income exception" applicable to publicly traded partnerships for U.S. federal income tax purposes;

  •
  availability, terms and deployment of capital;

  •
  availability of qualified personnel for our Manager;

  •
  our limited ability to remove our Manager and our Manager's right to resign;

  •
  our limited liability company and organizational structure, which may limit our ability to make distributions;

  •
  our ability to service and comply with the terms of our indebtedness;

  •
  the risk that we may be unable to refinance our indebtedness, particularly short-term indebtedness, as it comes due;

  •
  our cash flow available for distribution and our ability to make distributions in the future to holders of our shares;

  •
  our ability to pay the management fee payable to our Manager when due;

  •
  the regulatory environment in which our businesses operate;

  •
  costs and effects of legal and administrative proceedings, settlements, investigations and claims;

  •
  changes in our industry, interest rates or the general economy;

  •
  increased rates of default and/or decreased recovery rates on our investments;

  •
  material variances between the realized prepayment rates as compared to our projected prepayment rates on our residential real estate-related investments; and

  •
  the degree and nature of our competition.

        We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this cautionary note in mind as you read this prospectus, the documents incorporated and deemed to be incorporated by reference herein and any prospectus supplement and free writing prospectus that we may provide to you in connection with this offering.

        The documents incorporated and deemed to be incorporated by reference herein contain or may contain, and any prospectus supplement and free writing prospectus that we may provide to you in connection with this offering may contain, market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified this data or these statistics.

USE OF PROCEEDS

        Unless otherwise specified in a prospectus supplement or a free writing prospectus prepared in connection with an offering of securities pursuant to this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment, repurchase or redemption of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested or temporarily used to repay indebtedness prior to deployment for their intended purposes.

        We will not receive any of the proceeds from the sale of securities to which this prospectus relates that are offered by any selling securityholders.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table presents the ratios of earnings to fixed charges for us and our consolidated subsidiaries for the periods indicated. For the purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of pre-tax income before equity in income of unconsolidated affiliate. "Fixed charges" consist of interest incurred on all indebtedness and capitalized expenses relating to indebtedness. Neither we nor any of our consolidated subsidiaries had any preferred shares outstanding for any of the periods reflected in this table.

	For the 3 months ended March 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008(1)	Year ended December 31, 2007(1)	Year ended December 31, 2006(1)	Year ended December 31, 2005(1)
Ratio of earnings (loss) to fixed charges	4.6x	1.3x	(2)	1.3x	1.3x	1.6x

(1)
Certain prior period information has been reclassified to conform to the presentation for the year ended December 31, 2009.

(2)
For the year ended December 31, 2008, our losses exceeded our fixed charges by approximately $513.0 million. The coverage deficiency for total fixed charges for the year ended December 31, 2008 was $1,077.6 million to arrive at a one-to-one ratio.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Introduction

        The following summary discusses the material U.S. federal income tax, and for certain non-U.S. holders (as defined below), estate tax consequences of the ownership and disposition of our common shares and preferred shares, which we refer to collectively as shares. Any additional U.S. federal income tax consequences of the ownership and disposition of our preferred shares, depositary shares, warrants to purchase common shares, preferred shares, depositary shares or debt securities, subscription rights to purchase common shares, preferred shares, depositary shares or debt securities, debt securities, guarantees of debt securities, share purchase contracts or share purchase units will be addressed in an applicable prospectus supplement or free writing prospectus we and any selling security holders may provide you. This summary is based on current law, is for general information only and is not tax advice. This discussion is based on the Internal Revenue Code of 1986, as amended, or the "Code," applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all as currently in effect and which are subject to change or differing interpretations, possibly with retroactive effect. This summary assumes that our shares will be held as capital assets for U.S. federal income tax purposes. This summary is not intended to be a complete description of all of the U.S. federal income tax consequences of the ownership and disposition of our shares. In addition, except as specifically set forth below, this summary does not discuss any state or local income taxation or foreign income taxation or other tax consequences. This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to a particular holder of our shares in light of its personal circumstances, or to holders of our shares that are subject to special treatment under U.S. federal income tax laws, including but not limited to:

  •
  dealers in securities or foreign currencies;

  •
  financial institutions;

  •
  insurance companies;

  •
  tax-exempt organizations (except to the extent discussed in "—Taxation of Holders of Our Shares—Unrelated Business Taxable Income" and "—Material U.S. Federal Income Tax Considerations Relating to Investments in REITs—Taxation of Holders of REIT Shares—Tax-Exempt Holders of REIT Shares");

  •
  non-U.S. individuals and foreign corporations (except to the extent discussed in "—Taxation of Non-U.S. Holders of our Shares" and "—Material U.S. Federal Income Tax Considerations Relating to Investments in REITs—Taxation of Holders of REIT Shares—Taxation of Non-U.S. Holders of REIT Shares");

  •
  persons who are subject to the alternative minimum tax;

  •
  traders in securities who elect to apply a mark-to-market method of accounting;

  •
  persons that hold our shares as part of a hedge, straddle, constructive sale or conversion transaction;

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  persons whose functional currency is not the U.S. dollar;

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  persons who are, or who hold our shares through, partnerships or other pass-through entities; or

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  holders of options granted by us or persons who acquired our shares as compensation.

        The tax treatment of partners in a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) that holds our shares generally depends on both the status of the partner (rather than the partnership) and the activities of the partnership and is not specifically addressed herein. Partners in partnerships that hold our shares should consult their tax advisors.

        As used below, a "U.S. holder" is a beneficial holder of our shares who is, for U.S. federal income tax purposes:

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  a citizen or resident of the United States;

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  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person.

        The term "non-U.S. holder" means a beneficial owner of our shares that is not a U.S. holder or a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). The term "holders" includes both a U.S. holder and a non-U.S. holder.

        The U.S. federal income tax laws are complex, and your circumstances may affect your tax consequences. Consequently, you are urged to consult your own tax advisors as to the specific tax consequences to you of the ownership and disposition of our shares, including the applicability and effect of federal, state and local or foreign income and other tax laws to your particular circumstances.

Our Tax Status

  Classification of KKR Financial Holdings LLC

        In the opinion of Hunton & Williams LLP, or "Hunton & Williams," we will be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation. It must be emphasized that the opinion of Hunton & Williams speaks as of the date issued and is based on various assumptions and representations relating to our organization, operations, assets, activities and income, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, and that we, at all times, have operated and will continue to operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon factual representations and covenants regarding our organization, assets, income, and present and future conduct of our activities and operations, and assumes that such representations and covenants are accurate and complete. Any alteration or incorrectness of such assumptions, representations, statements or covenants could adversely affect such opinion.

        There is limited statutory, administrative and judicial authority addressing the treatment of instruments similar to our shares for U.S. federal income tax purposes. No assurance can be given that the Internal Revenue Service, or "IRS," would not successfully assert a position contrary to any of the tax aspects set forth below. Moreover, no advance rulings have been sought from the IRS regarding any matter discussed in this prospectus. Accordingly, you are urged to consult your tax advisors with regard to the U.S. federal income tax consequences to you of owning and disposing of our shares, as well as the effects of state, local and non-U.S. tax laws, including potential state tax filing requirements.

        While we believe that we have been organized and have operated so that we will qualify to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, given the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Hunton & Williams or us that we will so qualify for any particular year. Hunton & Williams will have no obligation to advise us or you of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Our taxation as a partnership will depend on our ability to meet, on a continuing basis, through actual operating results, the "qualifying income exception" (as described below), the compliance with which will not be reviewed by Hunton & Williams on an ongoing basis. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the qualifying income exception. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

        If, for any reason, including our failure to meet the "qualifying income exception," we were treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we would be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates, without deduction for any distributions to holders of our shares, thereby materially reducing the amount of any cash available for distribution to holders of our shares.

        Under Section 7704 of the Code, unless certain exceptions apply, a publicly traded partnership is generally treated and taxed as a corporation, and not as a partnership, for U.S. federal income tax purposes. A partnership is a publicly traded partnership if (i) interests in the partnership are traded on an established securities market or (ii) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. We believe that we are, and will continue to be, treated as a publicly traded partnership.

        If (i) a publicly traded partnership is not a business development company or registered as a management company or unit investment trust under the 1940 Act and (ii) 90% or more of the income of the publicly traded partnership during each taxable year consists of "qualifying income," it will be treated as a partnership, and not as an association or publicly traded partnership taxable as a corporation, for U.S. federal income tax purposes. We refer to this exception as the "qualifying income exception." Qualifying income generally includes rents, dividends, interest, income and gains derived from certain activities relating to minerals and natural resources, and capital gains from the sale or other disposition of stocks, bonds and real property. Qualifying income also includes other income derived from the business of investing in, among other things, stocks and securities. Interest is not qualifying income if it is derived in the "conduct of a financial or insurance business" or is based, directly or indirectly, on the income or profit of any person. Our income currently consists primarily of interest income, dividends and income and gain from interest rate, credit risk and other derivatives, all of which will generally be qualifying income for purposes of the qualifying income exception.

        We believe we will satisfy the qualifying income exception. There can be no assurance, however, that the IRS will not challenge our compliance with the qualifying income exception requirements and, therefore, assert that we are taxable as a corporation for U.S. federal income tax purposes. In such event, the amount of cash available for distribution to holders of our shares would likely be reduced materially.

  Certain State, Local and Non-U.S. Tax Matters

        Holders of shares, as well as us (and various vehicles in which we invest), may be subject to various state, local and non-U.S. taxes and tax filing requirements. You are urged to consult your tax advisors with respect to the state, local and non-U.S. tax consequences of owning and disposing of your shares, including potential state tax filing requirements.

Taxation of Holders of Our Shares

  Taxation of Holders of Shares on Our Profits and Losses

        As a partnership for U.S. federal income tax purposes, we are not subject to U.S. federal income tax. Rather, in computing your U.S. federal income tax liability for a taxable year, you will be required to take into account your allocable share of our items of income, gain, loss, deduction and credit for our taxable year ending within or with your taxable year, regardless of whether you have received any distributions. It is possible that your U.S. federal income tax liability with respect to your allocable share of our earnings in a particular taxable year could exceed the cash distributions to you, thus requiring an out-of-pocket tax payment by you. See "—Nature of Our Business Activities—Non-Cash Income from Our Investments." The characterization of an item of our income, gain, loss, deduction or credit generally will be determined at the partnership level (rather than at the shareholder level).

  Allocation of Profits and Losses

        For each of our taxable years, items of income, gain, loss, deduction or credit recognized by us will be allocated among the holders of our shares in accordance with their allocable shares of our items of income, gain, loss, deduction and credit. The allocable share of such items for a holder of our shares will be determined by our operating agreement, provided such allocations either have "substantial economic effect" or are determined to be in accordance with such holder's interest in us. If the allocations provided by our operating agreement do not have "substantial economic effect" and were successfully challenged by the IRS, the redetermination of the allocations to a particular holder for U.S. federal income tax purposes could be less favorable than the allocations set forth in our operating agreement.

        In accordance with recently proposed Treasury Regulations, on which existing publicly traded partnerships currently may rely, we will apply a monthly convention pursuant to which our taxable income and losses will be determined annually and will be prorated on a monthly basis. Then the income and losses will be apportioned among the holders in proportion to the shares owned by each of them as of the first business day of the month, or the "Allocation Date." However, certain "extraordinary items," such as income or gain realized on a sale or other disposition of our assets other than in the ordinary course of business, will be allocated among the holders owning our shares on the Allocation Date in the month in which that gain or loss is recognized. It is not entirely clear whether certain items will be treated as "extraordinary items." As a result of the monthly convention for allocating items, holders transferring our shares may be allocated items of income, gain, loss, deduction, and credit realized after the date of transfer. In addition, as a result of such allocation method, you may be allocated taxable income even if you do not receive any cash distributions. Moreover, you may be allocated differing amounts of our income, gain, loss, deduction and credit than other holders of our shares as a result of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder.

        Section 706 of the Code generally requires that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis, and the proposed Treasury Regulations prescribing the allocation method described in the preceding paragraph will not be effective until finalized and may be changed prior to being finalized. Accordingly, it is possible that transfers of our shares could be considered to occur for U.S. federal income tax purposes when the transfer is completed without regard to our monthly convention for allocating income and deductions. In that event, our allocation method might be considered a monthly convention that does not literally comply with that requirement. If our monthly convention is not allowed by the final Treasury Regulations, the IRS may contend that our taxable income or losses must be reallocated among the holders of our shares. If such a contention were sustained, your income or loss allocation could be adjusted, possibly to your detriment. The board of directors is authorized to revise our method of allocation between transferors and transferees (as well as among holders whose interests otherwise could vary during a taxable period), which we may do if the final Treasury Regulations do not approve the allocation method described in the preceding paragraph.

  Adjusted Tax Basis of Shares

        Our distributions generally will not be taxable to you to the extent of your adjusted tax basis in our shares. In addition, you will be allowed to deduct your allocable share of our losses (if any) only to the extent of your adjusted tax basis in your shares at the end of the taxable year in which the losses occur. Your initial tax basis in your shares will be generally equal to the amount of cash you paid for your shares and will be generally increased by your allocable share of our profits (and items of income and gain). Your adjusted tax basis in the shares will be generally decreased (but not below zero) by your allocable share of our losses (and items of loss, deduction and expense), the amount of cash distributed to you and our tax basis in property (other than cash) distributed to you by us. Moreover, your adjusted tax basis will include your allocable share of our liabilities, if any. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests.

        To the extent your allocable share of our losses is not allowed because you had insufficient adjusted tax basis in your shares, you would be able to carry over such disallowed losses to subsequent taxable years and such losses would be allowed if and to the extent of your adjusted tax basis in your shares in subsequent taxable years.

  Treatment of Distributions

        Cash distributions by us with respect to our shares or in redemption of less than all of your shares generally will not be taxable to you. Instead, such distributions will reduce, but not below zero, your adjusted tax basis in your shares immediately before the distribution. If such distributions exceed your adjusted tax basis in your shares, the excess will be taxable to the holder as gain from a sale or exchange of shares (as described in "—Disposition of Our Shares" below). It is possible that partial redemptions made during the taxable year could result in taxable gain to a holder where no gain would otherwise have resulted if the same partial redemption were made at the end of the taxable year. A reduction in a holder's allocable share of our liabilities, and certain distributions of marketable securities by us, are treated as cash distributions for U.S. federal income tax purposes.

  Disposition of Our Shares

        A sale or other taxable disposition of all or a part of your shares (including in redemption for cash of all of your shares) generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (including your share of our indebtedness, if any) and your adjusted tax basis in your shares (as described in "—Adjusted Tax Basis of Shares" above). Your adjusted tax basis will be adjusted for this purpose by your allocable share of our income or loss for the year of such sale or other disposition. Any gain or loss recognized with respect to such sale or other disposition generally will be treated as capital gain or loss and will be long-term capital gain or loss if your holding period for your shares exceeds one year. A portion of such gain, however, will be treated as ordinary income under the Code to the extent attributable to your allocable share of unrealized gain or loss in our assets to the extent described in Section 751 of the Code. This would include (i) ordinary income we would recognize if we sold our debt instruments with accrued market discount and (ii) unremitted earnings of any controlled foreign corporation, or CFC, held by us, although in the case of a holder who is an individual, the amount treated as ordinary income may be limited pursuant to Section 1248 of the Code.

        If you dispose of our shares at a time when we hold stock in a passive foreign investment company, or "PFIC," that is not a qualified electing fund, or "QEF," you would be treated as disposing of an interest in such PFIC to the extent of your pro rata share of such PFIC stock held by us.

        If you dispose of less than all of your shares, the IRS has ruled that a portion of your aggregate adjusted tax basis in all of your shares must be allocated to the shares sold using an "equitable apportionment" method, which generally means that the adjusted tax basis allocated to the shares sold will equal an amount that bears the same relation to your adjusted tax basis in all of your shares as the value of the shares sold bears to the value of all of your shares. Notwithstanding the requirement set forth in the IRS ruling, if you sell fewer than all of your shares, we generally will report to you the amount of gain treated under Section 751(a) of the Code as ordinary income based on the assumption that the first shares purchased were also the first shares sold, which is sometimes referred to as a "first-in, first-out" method. This assumption is for administrative convenience only and is not consistent with the IRS's ruling that a partner must maintain a single adjusted tax basis in its partnership interest. You should inform us if you use a method other than "first-in, first-out" to determine your basis for any shares disposed.

        In addition, Treasury Regulations under Section 1223 of the Code allow a selling holder of our shares who can identify shares transferred with an ascertainable holder period to elect to use the actual holding period of the shares transferred. Thus, although according to the IRS ruling discussed above, a holder of our shares will be unable to select high or low basis shares to sell as would be the case with corporate stock, such holder may, according to these Treasury Regulations, designate shares sold for purposes of determining the holding period of shares transferred. A holder electing to use the actual holding period of shares transferred must consistently use that identification method for all subsequent sales or exchanges of shares. A holder considering the purchase of additional shares or a sale of shares purchased in separate transactions is urged to consult the holder's own tax advisor as to the possible consequences of this IRS ruling and application of the Treasury Regulations.

  Limitation on Deductibility of Capital Losses

        If you are an individual, any capital losses generated by us (or upon a disposition of our shares) generally will be deductible only to the extent of your capital gains for the taxable year plus up to $3,000 of ordinary income ($1,500 in the case of a married individual filing a separate return). Excess capital losses may be carried forward by individuals indefinitely. If you are a corporation, any capital losses generated by us (or upon a disposition of shares) generally will be deductible to the extent of your capital gains for the taxable year. Corporations may carry capital losses back three years and forward five years. You should consult your tax advisors regarding the deductibility of capital losses.

  Limitation on Deductibility of Certain of Our Losses

        Individuals and certain closely held subchapter C corporations will be allowed to deduct their allocable share of our losses (if any) only to the extent of each such holder's "at risk" amount in us at the end of the taxable year in which the losses occur. The amount for which a holder is "at risk" with respect to its interest generally is equal to its adjusted tax basis for such interest, less any amounts borrowed (i) in connection with its acquisition of such interest for which it is not personally liable and for which it has pledged no property other than its interest; (ii) from persons who have a proprietary interest in us and from certain persons related to such persons; and (iii) for which the holder is protected against loss through nonrecourse financing, guarantees or similar arrangements. To the extent that a holder's allocable share of our losses is not allowed because the holder has an insufficient amount at risk in us, such disallowed losses may be carried over by the holder to subsequent taxable years and will be allowed if and to the extent of the holder's at risk amount in subsequent years.

        We currently do not generate any material amount of income or losses from "passive activities" for purposes of Section 469 of the Code. However, to the extent that we generate any income from "passive activities," such income will not be treated as passive activity income for purposes of Section 469 of the Code and may not be used to offset your passive activity losses from other activities. To the extent that we generate any losses from "passive activities," such losses will be suspended and will only be allowed as an offset to passive activity income from us in future years or allowed as a loss upon the complete disposition of a holder's interest in us. Accordingly, income allocated by us to you generally will not be able to be offset by your other passive activity losses, and losses allocated to you generally will not be able to be used to offset your other passive activity income. You should consult your tax advisors regarding the possible application of the limitations on the deductibility of losses from certain passive activities contained in Section 469 of the Code.

  Investment Interest Limitation

        Individuals and other noncorporate holders of shares will be allowed to deduct their allocable share of our "investment interest" (within the meaning of Section 163(d) of the Code and the Treasury Regulations promulgated thereunder) only to the extent of each such holder's net investment income for the taxable year. A holder's net investment income generally is the excess, if any, of the holder's investment income from all sources (which is gross income from property held for investment) over investment expenses from all sources (which are deductions allowed that are directly connected with the production of investment income). Investment income excludes net capital gain attributable to the disposition of property held for investment, as well as "qualified dividend income" that is taxable as long-term capital gains, unless the holder elects to pay tax on such gain or income at ordinary income rates.

        To the extent that your allocable share of our investment interest is not allowed as a deduction because you have insufficient net investment income, you may carry over such disallowed investment interest to subsequent taxable years and such disallowed investment interest will be allowed if and to the extent of your net investment income in subsequent years. If you borrow to finance the purchase of our shares, any interest paid or accrued on the borrowing will be allocated among our assets for purposes of determining the portion of such interest that is investment interest subject to the foregoing limitations or passive activity interest subject to the passive activity rules under Section 469 of the Code. The portion of such interest allocated to property held for investment (such as bonds or other securities) will be treated as investment interest. You should consult your tax advisors regarding the application to you of the allocation of such interest among our assets. Since the amount of a holder's allocable share of our investment interest that is subject to this limitation will depend on the holder's aggregate investment interest and net investment income from all sources for any taxable year, the extent, if any, to which our investment interest will be disallowed under this rule will depend on your particular circumstances each year.

  Limitation on Deduction of Certain Other Expenses

        An individual, estate or trust may deduct so-called "miscellaneous itemized deductions," which include fees paid to our Manager and our other expenses, only to the extent that such deductions, in the aggregate, exceed 2% of the holder's adjusted gross income. The amount of a holder's allocable share of such expenses that is subject to this disallowance rule will depend on the holder's aggregate miscellaneous itemized deductions from all sources and adjusted gross income for any taxable year. Thus, the extent, if any, to which such fees and expenses will be disallowed will depend on your particular circumstances each year. There are also limitations on the deductibility of itemized deductions by individuals whose adjusted gross income exceeds a specified amount, adjusted annually for inflation. In addition, these expenses are not deductible in determining the alternative minimum tax liability of a U.S. holder. Your share of management fees and certain other expenses attributable to us likely will constitute miscellaneous itemized deductions for these purposes. You are urged to consult your tax advisors regarding your ability to deduct expenses incurred by us.

        Our organizational expenses are not currently deductible, but must be amortized ratably over a period of 15 years. Our syndication expenses (i.e., expenditures made in connection with the marketing and issuance of shares) are neither deductible nor amortizable.

  Mutual Fund Holders

        U.S. mutual funds that are treated as regulated investment companies, or "RICs," for U.S. federal income tax purposes are required, among other things, to meet an annual 90% gross income and quarterly 50% and 25% asset value tests under Section 851(b) of the Code to maintain their favorable U.S. federal income tax treatment. The treatment of an investment by a RIC in our shares for purposes of these tests will depend on whether we will be treated as a "qualified publicly traded partnership." If we are so treated, then the shares themselves are the relevant asset for purposes of the 50% and 25% asset value tests and the net income from our shares is the relevant gross income for purposes of the 90% gross income test. In addition, the aggregate amount that a RIC can invest in the securities of one or more "qualified publicly traded partnerships" is limited to 25% of the RIC's total assets. If, however, we are not treated as a "qualified publicly traded partnership," then the relevant assets are the RIC's allocable share of the underlying assets held by us and the relevant gross income is the RIC's allocable share of the underlying gross income earned by us. However, the 25% limitation on a RIC's ability to invest in the securities of "qualified publicly traded partnerships" would not apply. We will qualify as a "qualified publicly traded partnership" if we derive less than 90% of our income from sources that are qualifying income for purposes of the RIC 90% gross income test. We believe that we have not been treated as a "qualified publicly traded partnership" in the past. However, because such qualification will depend on the nature of our future investments, no assurance can be provided that we will or will not be treated as a "qualified publicly traded partnership" in any particular year. RICs should consult their own tax advisors regarding an investment in the shares.

  Unrelated Business Taxable Income

        We expect that tax-exempt holders of our shares will recognize a significant amount of "unrelated business taxable income," or "UBTI," as a result of our indebtedness with respect to our assets and as a result of excess inclusion income from our residual interests in real estate mortgage investment conduits, or REMICs, and in taxable mortgage pools. A holder that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, is generally exempt from U.S. federal income taxation, may nevertheless be subject to "unrelated business income tax" to the extent, if any, that its allocable share of our income consists of UBTI. A tax-exempt partner in a partnership (or an entity treated as partnership for U.S. federal income tax purposes) that regularly engages in a trade or business that is unrelated to the exempt function of the tax-exempt partner must include, in computing its UBTI, its pro rata share (whether or not distributed) of such partnership's gross income derived from such unrelated trade or business. Moreover, such tax-exempt partner could be treated as earning UBTI to the extent that such entity derives income from "debt-financed property," or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is "acquisition indebtedness" (i.e., indebtedness incurred in acquiring or holding property). We expect that a significant portion of our assets will be encumbered by "acquisition indebtedness."

        To the extent we recognize income in the form of dividends and interest from securities with respect to which there is "acquisition indebtedness" during a taxable year, the percentage of the income that will be treated as UBTI generally will be equal to the amount of the income times a fraction, the numerator of which is the "average acquisition indebtedness" incurred with respect to the securities, and the denominator of which is the "average amount of the adjusted basis" of the securities during the period such securities are held by us during the taxable year.

        To the extent we recognize gain from disposition of securities with respect to which there is "acquisition indebtedness," the portion of the gain that will be treated as UBTI will be equal to the amount of the gain times a fraction, the numerator of which is the highest amount of the "acquisition indebtedness" with respect to the securities during the twelve-month period ending with the date of their disposition, and the denominator of which is the "average amount of the adjusted basis" of the securities during the period such securities are held by us during the taxable year.

        In addition, a portion of our income from a residual interest in a REMIC or a taxable mortgage pool arrangement could be treated as "excess inclusion income." See "—Material U.S. Federal Income Tax Considerations Relating to Investments in REITs" below. We own a small number of REMIC residual interests and expect to continue to own residual interests in taxable mortgage pools through a REIT subsidiary. Any excess inclusion income generated by a REIT subsidiary would flow through to our shareholders. Excess inclusion income is subject to tax as UBTI in the hands of most tax-exempt shareholders.

        Tax-exempt holders are strongly urged to consult their tax advisors regarding the tax consequences of owning our shares.

  Alternative Minimum Tax

        In certain circumstances, individuals, corporations and other taxpayers may be subject to an alternative minimum tax in addition to regular tax. Your potential alternative minimum tax liability may be affected by reason of an investment in the shares, including the limitation on the deductibility of "miscellaneous itemized deductions" in determining the alternative minimum tax liability of a U.S. holder. The extent, if any, to which the alternative minimum tax applies will depend on your particular circumstances for each taxable year.

  Withholding Taxes

        For payments made after December 31, 2012, a U.S. federal withholding tax at a 30% rate will apply to distributions that constitute "withholdable payments" and proceeds of sale in respect of our common shares received by U.S. holders who own their shares through foreign accounts or foreign intermediaries, if certain disclosure requirements related to U.S. accounts are not satisfied. If we are required to withhold any U.S. federal withholding tax on distributions made to any holder of our shares, we will pay such withheld amount to the IRS. That payment, if made, will be treated as a distribution of cash to the holder of the shares with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled.

Taxation of Non-U.S. Holders of Our Shares

  U.S. Federal Income and Withholding Taxes

        A non-U.S. holder will generally be subject to U.S. federal withholding taxes at the rate of 30% (or such lower rate provided by an applicable tax treaty) on its share of our gross income from dividends, interest (other than interest that constitutes "portfolio interest" within the meaning of the Code) and certain other income that is not treated as effectively connected with a U.S. trade or business. Although the matter is not entirely clear, income from derivative transactions may also be subject to U.S. federal withholding taxes. Moreover, for payments made on or after September 14, 2010, dividend equivalent payments from certain derivative transactions will be subject to U.S. federal withholding tax. We expect that most of our interest income will constitute "portfolio interest" that is not subject to the 30% withholding tax. We expect that we will earn dividend income that will be subject to the 30% withholding tax. In certain circumstances, the amount of any withholding tax could exceed the amount of cash that would have otherwise been distributed to you.

        For payments made after December 31, 2012, a U.S. federal withholding tax at a 30% rate will apply to distributions that constitute "withholdable payments" and proceeds of sale in respect of our common shares received by certain non-U.S. holders, if certain disclosure requirements related to U.S. ownership are not satisfied. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such distributions and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. If we are required to withhold any U.S. federal withholding tax on distributions made to any holder of our shares, we will pay such withheld amount to the IRS. That payment, if made, will be treated as a distribution of cash to the holder of the shares with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled.

        Non-U.S. holders treated as engaged in a U.S. trade or business are generally subject to U.S. federal income tax at the graduated rates applicable to U.S. holders on their net income that is considered to be effectively connected with such U.S. trade or business. Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.

        It is likely that the income from our investments in natural resources would be treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. holders. There can be no assurance that the IRS will not successfully assert that some portion of our income from other activities is properly treated as effectively connected income with respect to such non-U.S. holders. In addition, if any REIT subsidiary in which we own an interest, recognizes gain from the disposition of a United States real property interest, such gain will be treated as income that is effectively connected with a U.S. trade or business. Our REIT subsidiaries have not generated material amounts of gain from the disposition of "United States real property interests" in the past. However, no assurance can be provided that such REIT subsidiaries will not generate gain from dispositions of United States real property interests in the future. If a holder who is a non-U.S. person were treated as being engaged in a U.S. trade or business in any year because an investment of us in such year constituted a U.S. trade or business, such holder generally would be required to (i) file a U.S. federal income tax return for such year reporting its allocable share, if any, of our income or loss effectively connected with such trade or business and (ii) pay U.S. federal income tax at regular U.S. tax rates on any such income. Moreover, a holder who is a corporate non-U.S. holder might be subject to a U.S. branch profits tax on its allocable share of our effectively connected income. In addition, distributions to a non-U.S. holder would be subject to withholding at the highest applicable tax rate to the extent of the non-U.S. holder's allocable share of our effectively connected income. Any amount so withheld would be creditable against such non-U.S. holder's U.S. federal income tax liability, and such non-U.S. holder could claim a refund to the extent that the amount withheld exceeded such non-U.S. person's U.S. federal income tax liability for the taxable year. Finally, if we are engaged in a U.S. trade or business, a portion of any gain recognized by an investor who is a non-U.S. holder on the sale or exchange of its shares may be treated for U.S. federal income tax purposes as effectively connected income, and hence such non-U.S. holder may be subject to U.S. federal income tax on the sale or exchange.

        Moreover, our investments in natural resources could cause certain non-U.S. holders to be subject to withholding under the Foreign Investment in Real Property Tax Act, or "FIRPTA," if we are treated in the same manner as a United States real property holding corporation. For FIRPTA purposes, a United States real property holding corporation is a corporation where the fair market value of the corporation's United States real property interests equals or exceeds 50% of the fair market value of its total real property interests and other assets used or held for use in its trade or business. These rules are also applicable to publicly traded partnerships. As long as the value of our investments in cash, securities and similar assets constitutes 90% or more of the total value of our assets, our investments in cash, securities and similar assets will be deemed to be used or held for use in our trade or business and taken into account in determining whether 50% or more of our assets constitute United States real property interests. A non-U.S. holder may be subject to FIRPTA withholding on the disposition of our shares if (1) the non-U.S. holder owned (directly or constructively applying certain attribution rules) more than 5% of our shares at any time during the five-year period ending on the date of such disposition (a "5% non-U.S. holder") and (2) the fair market value of our investments in United States real property interests represented more than 10% of the total fair market value of our assets at any time during the applicable testing period. Currently, we believe we do not hold any United States real property interests, but certain of our future investments in real estate and natural resources may be treated as United States real property interests. No assurance can be provided that our future investments in United States real property interests will not cause us to exceed the 10% threshold described above, in which event any 5% non-U.S. holder would be subject to 10% withholding tax on the gross proceeds from the disposition of our shares.

        In general, different rules from those described above apply in the case of non-U.S. holders subject to special treatment under U.S. federal income tax law, including a non-U.S. holder (i) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a "tax home" in the United States for U.S. federal income tax purposes; or (iii) who is a former citizen or resident of the United States.

        If you are a non-U.S. holder, you are urged to consult your tax advisors with regard to the U.S. federal income tax consequences to you of owning and disposing of our shares, as well as the effects of state, local and non-U.S. tax laws.

  U.S. Federal Estate Taxes for Non-U.S. Holders

        Non-U.S. holders who are individuals may be subject to U.S. federal estate tax on the value of U.S.-situs property owned at the time of their death. The U.S. federal estate tax was repealed for 2010, but will be reinstated in 2011 unless Congress passes new legislation. Additionally, Congress may act to eliminate the 2010 repeal, either prospectively or retroactively. It is unclear whether partnership interests (such as the shares) will be considered to be U.S.-situs property. Accordingly, non-U.S. holders may be subject to U.S. federal estate tax on all or a portion of the value of the shares owned at the time of their death. Prospective non-U.S. holders who are individuals are urged to consult their tax advisors concerning the potential U.S. federal estate tax consequences with regard to our shares.

Nature of Our Business Activities

        We invest, directly or indirectly, in a variety of assets, including, but not limited to, (i) debt and equity securities of various U.S. and foreign issuers; (ii) equity of REIT subsidiaries; (iii) securities of certain foreign collateralized loan obligation, or "CLO," issuers, all of which have elected to be treated as a partnership or disregarded as a separate entity from us for U.S. federal income tax purposes; and (iv) interest rate, credit risk and other derivatives. We may make certain investments in natural resources and real estate in the future. We intend generally to make any future investments in real estate through one or more REIT subsidiaries. See "—Material U.S. Federal Income Tax Considerations Relating to Investments in REITs" below. Our investments have different tax consequences, which may vary depending on their particular terms and your particular circumstances. Certain of our business activities are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long-term capital gain or "qualified dividend income" into higher taxed short-term capital gain or ordinary income, (iii) cause us (and thus you) to recognize income or gain without a corresponding receipt of cash, (iv) adversely affect the timing as to when a purchase or sale of stock or securities is deemed to occur, and (v) adversely alter the tax characterization of certain financial transactions.

        The discussion below describes the U.S. federal income tax considerations that may be relevant to some, but not to all, of our investments and contemplated investments, including the qualification of such income for purposes of the qualifying income exception. Accordingly, you are urged to consult your tax advisors with regard to the U.S. federal income tax consequences to you of our business activities.

  Interest Income

        Interest income derived by us will generally be qualifying income for purposes of the qualifying income exception for publicly traded partnerships provided the income is not derived from "the conduct of a financial or insurance business" and is not based, directly or indirectly, on the profits of any person. Although there is no direct authority defining what constitutes "the conduct of a financial or insurance business," we believe that our investment activities generally will not constitute "the conduct of a financial or insurance business" for purposes of the qualifying income exception. For example, we believe that we have not been engaged, and do not intend to engage, in the loan origination business, either directly or indirectly through our Manager and its affiliates. Despite such measures, there can be no assurance that the IRS will not successfully contend that all or a portion of our interest income is related to the "conduct of a financial or insurance business," in which case such interest income would not be treated as qualifying income for the qualifying income exception and we could fail to qualify for that exception. We intend to continue to conduct our operations so that at least 90% of our gross income in each taxable year is qualifying income for purposes of the qualifying income exception.

        U.S. holders will generally be subject to tax at ordinary income rates on their allocable share of our interest income. For a discussion of the potential withholding on interest income allocated to non-U.S. holders, see "—Taxation of Non-U.S. Holders of Our Shares."

  Qualified Dividends and Certain Capital Gains

        Dividends and capital gains earned by us will generally be qualifying income for purposes of the qualifying income exception. Tax legislation enacted in 2003 and 2006 reduced the U.S. federal income tax rates on (i) capital gains received by taxpayers taxed at individual rates and (ii) "qualified dividend income" received by taxpayers taxed at individual rates from certain domestic and foreign corporations. Subject to the discussion under "—Taxation of Holders of Our Shares—Disposition of Our Shares,"

"—Material U.S. Federal Income Tax Considerations Relating to Investments in REITs—Taxation of Holders of REIT Shares—Taxation of Non-U.S. Holders of REIT Shares," the reduced rates applicable to capital gains generally will also apply to capital gains recognized by holders of shares who sell the shares that they have held for more than one year. The reduced rates, which do not apply to short-term capital gains, generally apply to long-term capital gains from sales or exchanges recognized during taxable years beginning on or prior to December 31, 2010.

        Ordinary dividends attributable to our investment in KKR Financial Holdings II, LLC, or "KFH II," or any other REIT and dividends attributable to certain foreign corporate subsidiaries will generally not constitute "qualified dividend income," and, therefore, will not qualify for the reduced rate of tax applicable to taxpayers taxed at individual rates. In addition, certain portions of the distributions attributable to our investment in KFH II may be taxable in the hands of tax-exempt shareholders and may not qualify for reduced withholding in the hands of non-U.S. holders. For a more detailed discussion of the tax considerations related to the dividends and capital gains attributable to our investment in KFH II, see "—Material U.S. Federal Income Tax Considerations Relating to Investments in REITs."

  Foreign Corporate Subsidiaries

        We currently have several foreign subsidiaries that are treated as corporations for U.S. federal income tax purposes and may we acquire equity interests in additional foreign corporate subsidiaries in the future. We believe each of our foreign corporate subsidiaries will be treated as a CFC or PFIC for U.S. federal income tax purposes and, in the case of a PFIC, we have elected to treat the PFIC as a QEF. Our income from a CFC or PFIC generally will be qualifying income for purpose of the qualifying income exception. However, each holder of our shares will generally be required to include in income a portion of the income earned by the CFC or PFIC regardless of whether we receive cash distributions from the CFC or PFIC or the holder receives a distribution from us. Moreover, such income inclusions from a CFC or PFIC will not be eligible for the favorable tax rate applicable to "qualified dividend income," and any gain allocated to you from a disposition of stock in a CFC by us would be treated as ordinary income to the extent of your allocable share of the current and/or accumulated earnings and profits of the CFC. Net losses (if any) of a non-U.S. entity owned by us that is treated as a CFC or PFIC will not pass through to the holders of our shares.

        Notwithstanding these rules, any gain recognized by a foreign corporation with respect to U.S. real property is subject to U.S. tax as if the foreign corporation were a U.S. taxpayer. It is not anticipated that any of our foreign corporate subsidiaries will hold U.S. real property. Nevertheless, gain (if any) realized on U.S. real property would be subject to U.S. tax.

        Although our foreign corporate subsidiaries are generally not expected to be subject to U.S. federal income tax on a net basis, such foreign corporate subsidiaries may receive income that may be subject to withholding taxes imposed by the United States or other countries. To the extent that such entities are subject to U.S. federal income taxes on their income on a net basis or to withholding taxes, our return on our investment in such entities could be materially adversely affected.

  Domestic Corporate Subsidiaries

        We own several domestic corporate subsidiaries, which we formed to make, from time to time, certain investments that could generate income that would not be qualifying income if earned directly by us. Our domestic corporate subsidiaries will be subject to federal, state, and local corporate income tax on their income. To the extent that any such domestic corporate subsidiaries pay any taxes, they will have less cash available for distribution to us, which would reduce the amount of cash available for distribution to holders of our shares.

  Cancellation of Indebtedness Income

        We have recognized and may recognize in the future cancellation of indebtedness income upon the retirement of our debt at a discount. Although there is no direct authority addressing the issue, we believe that our cancellation of indebtedness income will constitute other income derived from our business of investing in stocks and securities and thus, will be qualifying income for purposes of the qualifying income exception applicable to publicly traded partnerships.

  Natural Resources

        We may make certain investments in natural resources in the future. Income and gains derived from certain activities related to minerals and natural resources are treated as qualifying income for purposes of the qualifying income exception applicable to publicly traded partnerships. We expect that our investments in natural resources generally would generate qualifying income for purposes of this exception. Income or loss from our investments in natural resources is expected to be treated as income or loss from passive activities. See "—Taxation of Holders of Our Shares—Limitation on Deductibility of Certain of Our Losses" above. In addition, investments in natural resources may produce unrelated business taxable income for tax-exempt holders of our shares. To the extent that such income is unrelated business taxable income, it will be subject to the rules described in "—Unrelated Business Taxable Income" above. For a discussion of issues related to investments in natural resources for non-U.S. holders, see "—Taxation of Non-U.S. Holders of Our Shares" above.

  Derivative Income

        From time to time, we will enter into derivative transactions, such as interest rate swaps, caps and floors, total rate of return swaps, options to purchase these items, and futures and forward contracts. We expect that many of our derivative transactions will be treated as "notional principal contracts" for U.S. federal income tax purposes. For purposes of the qualifying income exception, unless we are treated as a dealer in notional principal contracts, income from notional principal contracts is treated as qualifying income, provided (1) the property, income, or cash flow that measures the amounts to which the partnership is entitled under the contract would give rise to qualifying income if held or received or (2) the notional principal contract is related to our business of investing in stock or securities. We expect that, in general, payments under our derivative instruments will be measured by reference to an interest rate, interest rate index, or an index related to mineral or natural resources, with a cash flow that either would be treated as interest income or income with respect to mineral or natural resources activities if received directly. As stated above, interest (other than interest derived from the "conduct of a financial or insurance business" or interest that is based, directly or indirectly, on the profits of any person) and income and gain from certain mineral and natural resources activities are both treated as qualifying income for purposes of the qualifying income exception. In addition, we expect that a significant portion of our income and gain from our notional principal contracts will be related to our business of investing in stock or securities. Accordingly, we expect that the income and gain from such derivative transactions will be qualifying income for purposes of the qualifying income exception. However, the rules regarding notional principal contracts are complex, and there can be no assurance that the IRS will not successfully challenge our characterization of a derivative transaction as a notional principal contract. In addition, we may enter into derivative transactions that do not produce qualifying income for the qualifying income exception. We intend to use our best efforts to structure any derivative transactions in a manner that does not jeopardize our satisfaction of the qualifying income exception.

  Non-U.S. Currency Gains or Losses

        If we make an investment denominated in a currency other than the U.S. dollar, then we may recognize gain or loss attributable to fluctuations in such currency relative to the U.S. dollar. We may also recognize gain or loss on such fluctuations occurring between the time we obtain and dispose of non-U.S. currency, between the time we accrue and collect income denominated in a non-U.S. currency, or between the time we accrue and pay liabilities denominated in a non-U.S. currency. Such gains or losses generally will be treated as ordinary income or loss, and such gain generally will be treated as qualifying income under the qualifying income exception.

  Non-Cash Income from Our Investments

        From time to time, we will make investments that will cause us (and thus you) to recognize income or gain without a corresponding receipt of cash. This so-called "non-cash" or "phantom income" could arise for a variety of reasons, including:

  •
  We will recognize taxable income in advance of the related cash flow if any debt security is deemed to have original issue discount. The accrued original issue discount will be treated as interest income by us and an applicable portion will be passed-through to you, even though we will generally not receive payments corresponding to this income until the maturity of or the disposition of the debt security.

  •
  We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, debt securities that have a stated redemption price at maturity that is greater than our tax basis in those debt securities, even though such proceeds will be used to make non-deductible principal payments on related borrowings.

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  We will be required to include in income on a current basis the earnings of certain foreign corporate subsidiaries as well as the earnings of CLO issuers treated as partnerships or disregarded as a separate entity from us for U.S. federal income tax purposes, regardless of whether there has been a cash distribution of such earnings.

        You will be required to take such "non-cash" or "phantom income" income into account in determining your taxable income, regardless of whether you receive a cash distribution from us. Accordingly, you may not receive cash distributions equal to your tax liability attributable to your share of our taxable income.

  "Anti-Stapling" Rules

        If we were subject to the "anti-stapling" rules of Section 269B of the Code, we would incur a significant tax liability as a result of owning (i) more than 50% of the value of both a domestic corporate subsidiary and a foreign corporate subsidiary or (ii) more than 50% of both a REIT and a domestic or foreign corporate subsidiary. When a foreign corporate subsidiary and a domestic corporate subsidiary are treated as "stapled entities," the foreign corporation is treated as a domestic corporation subject to U.S. federal corporate income tax. When a REIT and a domestic or foreign corporate subsidiary are treated as "stapled entities," the REIT and the domestic or foreign corporate subsidiary are treated as one entity for purposes of the tax requirements applicable to REITs, which could result in the REIT failing to qualify as a REIT for U.S. federal income tax purposes.

        Currently, we have several subsidiaries that could be impacted if we were subject to the "anti-stapling" rules, including one subsidiary taxed as a REIT and several foreign and domestic corporate subsidiaries. Because we intend to own a substantial proportion of our assets directly or through entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes, we do not believe that the "anti-stapling" rules will apply. However, there can be no assurance that the IRS would not successfully assert a contrary position.

  Personal Holding Company Tax

        We anticipate that certain of our majority-owned corporate and REIT subsidiaries will be treated as personal holding companies for U.S. federal income tax purposes. A personal holding company is a "closely-held" corporation at least 60% of whose income constitutes "personal holding company income," which generally includes dividends, interest, certain royalties, annuities and rents. We anticipate that all of our majority-owned corporate and REIT subsidiaries will be treated as "closely-held" under the constructive ownership rules applicable to personal holding companies. In addition, substantially all of the income of certain of those subsidiaries will constitute personal holding company income. A personal holding company generally is subject to a 15% (or 35% starting January 1, 2011) corporate tax on its personal holding company income that is not distributed, or treated as distributed, during the year in which such income is earned. However, certain liquidating distributions are not treated as distributions for that purpose. We intend to cause our personal holding company subsidiaries to distribute their income so as to avoid the personal holding company tax.

  Non-U.S. Taxes

        Certain dividend, interest and other income received by us from sources outside of the United States may be subject to withholding taxes imposed by other countries. We may also be subject to capital gains taxes in certain other countries where we purchase and sell stocks and securities. Tax treaties between the United States and other countries may affect, reduce or eliminate such taxes. You will be required to include such taxes in your income and generally will be entitled to claim either a credit (subject, however, to various limitations on foreign tax credits) or a deduction (subject to the limitations generally applicable to deductions) for your share of such non-U.S. taxes in computing your U.S. federal income taxes.

Administrative Matters

  Tax Elections

        We have elected under Section 754 of the Code to adjust the tax basis in all or a portion of our assets in the event of a distribution of property to a holder or in the event of a transfer of an interest in us, including our shares, by sale or exchange or as a result of the death of a holder. We are also required to reduce the tax basis in our assets in connection with certain redemptions and dispositions of our shares. As a result of our election under Section 754 of the Code, each holder that purchases our shares will have an initial tax basis in our assets that reflects the fair market value of our assets at the time of the purchase. Because our holders are treated as having differing tax bases in our assets, a sale of an asset by us may cause holders to recognize different amounts of gain or loss or may cause some holders to recognize a gain and others to recognize a loss. Depending on when a holder purchases our shares and the fair market value of our assets at that time, the holder may recognize gain for U.S. federal income tax purposes from the sale of certain of our assets even though the sale would cause us to recognize a loss for financial accounting purposes. Our election under Section 754 of the Code can be revoked only with the consent of the IRS.

        The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to us, we will apply certain conventions in determining and allocating basis adjustments. For example, we generally use a "first-in, first-out" assumption to make basis adjustments to our assets required as a result of our election under Section 754 of the Code. It is possible that the IRS will successfully assert that the conventions we intend to use do not satisfy the technical requirements of the Code or the Treasury Regulations and, thus, will require different basis adjustments to be made. Such different basis adjustments could adversely affect the manner in which our income, gain, loss, deduction and credit is allocated to certain holders of shares.

  Technical Terminations

        Unless we elect to become subject to the rules for large partnership described below, which we have not done, we will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination for tax purposes would result in the closing of our taxable year for all holders of shares. In the case of a holder reporting on a taxable year other than a fiscal year ending on our year end, which is expected to continue to be the calendar year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in the holder's taxable income for the year of termination. We would be required to satisfy the 90% "qualifying income" test for each tax period and to make new tax elections after a termination, including a new tax election under Section 754 of the Code. A termination could also result in penalties if we were unable to determine that the termination had occurred. In the event that we become aware of a termination, we will use commercially reasonable efforts to minimize any such penalties. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. We have experienced terminations in the past, and it is likely that we will experience terminations in the future.

  Information Returns

        We intend to use reasonable efforts to furnish to you tax information (including IRS Schedule K-1) as promptly as possible after the end of each taxable year, which describes your allocable share of our income, gain, loss, deduction and credit for the preceding taxable year. In preparing this information, we will use various accounting and reporting conventions to determine your allocable share of income, gain, loss and deduction. Delivery of this information will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore possible that, in any taxable year, you will need to apply for extensions of time to file your tax returns. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss. If you are not a U.S. person, there can be no assurance that this information will meet your jurisdiction's tax compliance requirements.

        It is possible that we may engage in transactions that subject us and, potentially, the holders of our shares to other information reporting requirements with respect to an investment in us. You may be subject to substantial penalties if you fail to comply with such information reporting requirements. You should consult with your tax advisors regarding such information reporting requirements.

  Nominee Reporting

        Persons who hold our shares as nominees for another person are required to furnish to us (i) the name, address and taxpayer identification number of the beneficial owner and the nominee; (ii) whether the beneficial owner is (1) a person that is not a U.S. person; (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or (3) a tax-exempt entity; (iii) the amount and description of shares held, acquired or transferred for the beneficial owner; and (iv) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on shares they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the shares with the information furnished to us.

  Taxable Year

        A partnership is required to have a tax year that is the same tax year as any partner, or group of partners, that owns a majority interest (more than 50%) in the partnership. Our taxable year is currently the calendar year. A partnership also is required to change its tax year every time a group of partners with a different tax year end acquires a majority interest, unless the partnership has been forced to change its tax year during the preceding two year period. In the event the majority interest in us changes to a group of holders with a different tax year and we have not been forced to change our tax year during the preceding two year period, we would be required to change our tax year to the tax year of that group of holders.

  Elective Procedures for Large Partnerships

        The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election, if made, would reduce the number of items that must be separately stated on IRS Schedule K-1 that are issued to the holders of our shares, and such IRS Schedules K-1 would have to be provided on or before March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a "technical termination" (which would close our taxable year) if, within a 12-month period, there is a sale or exchange of 50% or more of our total interests. If an election is made, IRS audit adjustments will flow through to the holders of the shares for the year in which the adjustments take effect, rather than the holders of the shares in the year to which the adjustment relates. In addition, we, rather than the holders of the shares individually, generally will be liable for any interest and penalties that result from an audit adjustment. We do not currently anticipate that we will elect to be subject to the large partnership procedures.

  Tax Audits

        Adjustments in tax liability with respect to our items generally will be made at the KKR Financial Holdings LLC level in a partnership proceeding rather than in separate proceedings with each holder. KKR Financial Advisors LLC will represent us as our "tax matters partner" during any audit and in any dispute with the IRS. If KKR Financial Advisors LLC ceases to own shares or ceases to be our Manager, our board of directors may designate a replacement tax matters partner. Each holder of our shares will be informed of the commencement of an audit of us. In general, the tax matters partner may enter into a settlement agreement with the IRS on behalf of, and that is binding upon, the holders of shares.

  Tax Shelter Regulations

        In certain circumstances, a holder who disposes of our shares resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction, or a "reportable transaction," in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions, or the "Tax Shelter Regulations." In addition, an investment in us may be considered a "reportable transaction" if, for example, we recognize certain significant losses in the future. You should consult your tax advisors concerning any possible disclosure obligation under the Tax Shelter Regulations with respect to the disposition of your shares or your allocable share of certain losses incurred by us.

  Backup Withholding

        We will be required in certain circumstances to backup withhold on certain payments paid to holders of the shares who do not furnish us with their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

  New Legislation or Administrative or Judicial Action

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the Treasury, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting us or our shareholders will be enacted. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in our shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. For example, the U.S. federal income tax rules relating to publicly traded partnerships are currently under review by Congress, and certain legislative proposals have been made that would affect the tax treatment of publicly traded partnerships. While we believe that the current legislative proposals would not adversely affect the manner in which we will be taxed, no assurance can be given as to whether, or in what form, such proposals will ultimately be enacted, or whether they will have an effect on us. We and holders of our shares could be adversely affected by any such change in, or any new, tax law, regulation or interpretation. Our organizational documents and agreements permit the board of directors to modify the operating agreement from time to time, without the consent of the holders of shares, to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse effect on some or all of the holders of our shares.

Material U.S. Federal Income Tax Considerations Relating to Investments in REITs

  General

        We currently own one subsidiary taxed as a REIT (KFH II). We may in the future invest in other REITs. For example, we may invest in real estate through one or more REIT subsidiaries. In light of those investments and the complexity of the REIT rules, certain aspects of such rules are discussed below.

  Taxation of a REIT

        Under the Code, a REIT itself is generally not subject to tax to the extent that it currently distributes its income to its shareholders. To qualify as a REIT, an entity is required meet a number of technical U.S. federal income tax requirements, including various tests regarding the sources of its income, the nature and diversification of its assets, the amounts it distributes to its shareholders and the ownership of its shares. In summary form, these technical requirements include the following:

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  a REIT must have at least 100 shareholders;

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  no more than 50% in value of the REIT's outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined to include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts certain entities) during the last half of any calendar year;

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  a REIT generally must distribute 90% of its REIT taxable income each year to its shareholders;

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  75% of a REIT's gross income must be from rents from real property, interest on mortgages and certain real estate related income, or the "75% gross income test," and 95% of the REIT's gross income must be derived from those sources together with certain types of passive investment income, including interest and dividends;

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  at least 75% of the value of a REIT's total assets at the end of each calendar quarter must be represented by real estate assets (which generally includes interest in real property, stock or other entities that qualify as REITs, interest in mortgage loans secured by real property, investments in stock or debt instruments during the one-year period following the receipt of new capital and regular and residual interests in a REMIC), cash and cash items and government securities; and

  •
  the amount of securities of a single issuer, other than a taxable REIT subsidiary, that a REIT holds at the end of each calendar quarter generally must not exceed either 5% of the value of its gross assets or 10% of the vote or value of such issuer's outstanding securities.

A portion of a REIT's income from a residual interest in a REMIC or a taxable mortgage pool arrangement may be treated as "excess inclusion income." KFH II holds residual interests in certain securitization vehicles that may be treated as taxable mortgage pools. IRS guidance indicates that excess inclusion income will be allocated among a REIT's shareholders in proportion to its dividends paid. A shareholder's share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to U.S. shareholders, (ii) would be subject to tax as UBTI in the hands of most tax-exempt shareholders, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate of 30%, without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders. If at any time a "disqualified organization," as defined in Section 860E(e)(5) of the Code, is a record holder of our shares, we would be subject to tax at the highest corporate tax rate on any excess inclusion income allocable to such disqualified organization.

        A REIT in which we invest will generally not be subject to U.S. federal income tax on the portion of its ordinary income and capital gain it distributes currently to its shareholders. The REIT would be subject to tax at corporate rates on any net ordinary income or capital gain not so distributed. The REIT would also be subject to a tax equal to 100% of net income from any prohibited transaction and to alternative minimum tax liability (which could arise if it has significant items of tax preference). A "prohibited transaction" is a sale of inventory or property held for sale to customers in the ordinary course of business. We generally do not anticipate that any REIT in which we invest will generate significant amounts of income from prohibited transactions.

        If a REIT in which we invest failed to qualify as a REIT and was not able to cure such failure under the applicable provisions of the Code, it would be subject to U.S. federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and it would not be permitted to deduct distributions to its shareholders. In addition, to the extent of current and accumulated earnings and profits, all distributions would be taxable as dividend income and, subject to certain limitations under the Code, corporate distributees could be eligible for the dividends-received deduction and individual U.S. holders could be eligible for the reduced U.S. federal income tax rate on corporate dividends. Unless entitled to relief under specific statutory provisions, such REIT and any "successor entity" will also be disqualified from taxation as a REIT for the four taxable years following the year in which it lost its qualification. It is not possible to state whether in all circumstances a REIT subsidiary would be entitled to this statutory relief.

        In addition, if KFH II failed to qualify as a REIT, it could result in the securitization vehicles treated as taxable mortgage pools being taxed as corporations for U.S. federal income tax purposes.

Generally, when an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is treated as a taxable corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT or a qualified REIT subsidiary that is a taxable mortgage pool. The portion of the REIT's assets held directly or through a qualified REIT subsidiary that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax qualification of the REIT. We expect that KFH II will continue to be treated as a REIT and the special rules will apply to its ownership of the securitization vehicles treated as taxable mortgage pools. However, if the securitization vehicles were not eligible for the special treatment for taxable mortgage pools owned by a REIT, the resulting corporate income tax liability of the securitization vehicles could be substantial.

  Taxation of Holders of REIT Shares

        You will be allocated a portion of the income that we realize with respect to our ownership of the equity of any REIT in which we invest. You generally will be taxed with respect to this allocated income in the same manner as if you held the REIT shares directly.

        U.S. Holders of REIT Shares.    Distributions made by a REIT to its taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations or the reduced rate of U.S. federal income tax on qualified dividend income for taxpayers taxed at individual rates (through December 31, 2010). Distributions that a REIT designates as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the REIT's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. Corporate shareholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will generally not be taxable to a shareholder to the extent that they do not exceed the shareholder's adjusted basis in its shares, but rather will reduce such adjusted basis. To the extent that such distributions exceed the adjusted basis of a shareholder's shares they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the shareholder. Any consent dividends deemed paid by a REIT will be taxable as ordinary income to the shareholders to the extent of earnings and profits, even though no cash will be distributed by the REIT. Shareholders may not include in their income tax returns any net operating losses or capital losses of a REIT. A U.S. shareholder's share of excess inclusion income would not be allowed to be offset by any net operating losses otherwise available to the shareholder.

        A shareholder's gain on the sale of its shares in a REIT will be taxed at long-term or short-term capital gain rates, depending on how long the shares were held, and assuming the shares were a capital asset in the hands of the shareholder. In general, however, any loss upon a sale or exchange of shares by a shareholder that has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of previous distributions from a REIT to the shareholder that were required to be treated by such shareholder as long-term capital gain.

        Tax-Exempt Holders of REIT Shares.    Unless the REIT is a "pension-held REIT," distributions by a REIT to a shareholder that is a tax-exempt entity generally will not constitute UBTI, other than any amounts that represent excess inclusion income, assuming the shares are not debt-financed or used in an unrelated business of such holder. Although tax-exempt holders of our shares may not derive significant UBTI as a result of distributions with respect to REIT shares, such holders will recognize a significant amount of UBTI as a result of indebtedness incurred by us with respect to our assets and as a result of excess inclusion income from the securitization vehicles that are treated as taxable mortgage pools. See "—Taxation of Holders of Our Shares—Unrelated Business Taxable Income." Tax-exempt holders are strongly urged to consult their tax advisors regarding the tax consequences of owning shares.

        Taxation of Non-U.S. Holders of REIT Shares.    Dividends from a REIT that are not attributable to gains from the sale of "United States real property interests" would be subject to U.S. withholding tax at a 30% rate (subject to reduction by applicable treaty). For most types of foreign shareholders, dividends that are attributable to excess inclusion income would be subject to withholding at the maximum rate of 30%, without reduction for any otherwise applicable income tax treaty. However, if a distribution is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed on distributions and may be subject to the 30% branch profits tax in the case of corporate non-U.S. shareholders.

        Dividends that are attributable to gains from the sale of United States real property interests would be subject under FIRPTA to withholding tax at a rate of 35% and would be considered income effectively connected with a U.S. trade or business (which would require the filing of U.S. federal income tax returns by non-U.S. persons and which would be subject to the branch profits tax for corporate non-U.S. holders). For these purposes, dividends paid are first considered attributable to gains from the sale of United States real property interests, if any. The term "United States real property interest" does not include mortgage loans or mortgage-backed securities. As a result, we do not anticipate that KFH II will generate material amounts of gain that would be subject to FIRPTA. If we invest in real estate through one or more REIT subsidiaries, we may generate gain that is subject to FIRPTA.

        If at least 50% of the assets that a REIT holds are United States real property interests, gains from the sale of the REIT shares by a non-U.S. shareholder would be subject to FIRPTA tax. We believe it is unlikely that gains from the sale of the equity in KFH II will be subject to the FIRPTA tax. It is possible, however, we may hold stock in another REIT that exceeds the 50% threshold. Gains on the sale of shares in such a REIT, however, would not be subject to the FIRPTA tax, so long as the REIT was "domestically controlled." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. persons.

        You should consult your tax advisors regarding the application and effect of state, local and foreign income and other tax laws on the indirect investment in stock or other securities of any REIT in which we invest.

DESCRIPTION OF SHARES

General

        The following is a summary of some of the terms of the shares representing limited liability company interests in KKR Financial Holdings LLC. Our operating agreement provides for the issuance of our shares, as well as certain terms of our shares. The following summary of some of the terms of our shares, the operating agreement and the Delaware Limited Liability Company Act is not complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the operating agreement, a copy of which has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and which you may obtain as described under "Where You Can Find More Information," and the Delaware Limited Liability Company Act.

Authorized Shares

        Each of our shares represents a limited liability company interest in KKR Financial Holdings LLC. We are authorized to issue, pursuant to action by our board of directors and without action by holders of our shares, up to 500,000,000 common shares and up to 50,000,000 preferred shares. As of April 22, 2010, there were 158,359,757 common shares outstanding and no preferred shares outstanding. The aggregate number of shares that we are authorized to issue, and the authorized number of any class of our shares, may be increased from time to time by an amendment to the operating agreement upon the adoption of a resolution by our board of directors declaring such amendment to be advisable and approval of such amendment by the holders of at least a majority of our shares then outstanding at a meeting of shareholders.

  Common Shares

        There is currently only one class of our common shares outstanding. All outstanding common shares of this class are duly issued. Holders of common shares of this class, as such, are not entitled to any preemptive rights to subscribe for or purchase our shares or any other securities we may issue, and the common shares of this class are not convertible at the option of the holders into other securities. Upon payment of the full consideration payable to us upon original issuance of any common shares of this class, as determined by our board of directors, the holders of those shares will not be obligated to make any additional capital contributions to us with respect to those shares. All common shares of this class are non-assessable. However, holders of common shares may be liable to us for certain distributions made to them in violation of the Delaware Limited Liability Company Act or the operating agreement as described below under "—Liability For Distributions" and "—Certain Provisions of the Operating Agreement—Restrictions on Ownership and Transfer" and may also be required to make certain other payments as described under "—Certain Required Payments."

        Voting Rights.    Holders of outstanding common shares are entitled to one vote per common share as provided in the operating agreement. Subject to the voting rights, if any, of any other class or series of our shares that may be outstanding from time to time, the holders of common shares are entitled, at the annual meeting of the holders of our shares, to vote for the election of all of our directors. Because the operating agreement does not provide for cumulative voting rights, the holders of a plurality of the voting power of the then outstanding common shares represented at a meeting of the holders of the common shares will effectively be able to elect all our directors standing for election by the holders of our common shares.

        Distribution Rights.    We may, subject to certain restrictions, pursuant to action of our board of directors, declare and pay distributions on the common shares. Holders of our outstanding common shares are entitled to share ratably (based on the number of common shares held) in any distribution declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of distributions, including those in the operating agreement and the Delaware Limited Liability Company Act, and to any restrictions on the payment of distributions imposed by the terms of any other outstanding shares.

        Dissolution Rights.    For a description of some of the provisions of our operating agreement that would be applicable to our outstanding common shares in the event of our dissolution, see "—Certain Provisions of the Operating Agreement—Dissolution" below.

  Other Classes of Shares

        Our board of directors may, without further action by the holders of our shares (unless required by the rules of any applicable stock exchange), cause us to issue from time to time one or more other classes or series of our shares, including one or more classes of preferred shares and one or more other classes of common shares. Our board of directors may determine, without further action by the holders of our shares, the terms, designations, preferences, rights, powers and duties of any such future shares, including:

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  the ranking of such shares relative to our other shares;

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  the right, if any, of such shares to share in our profits and losses or items thereof;

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  the right, if any, of such shares to share in our distributions, the dates distributions on such shares will be payable and whether distributions with respect to such shares will be cumulative or non-cumulative;

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  the rights of such shares upon our dissolution;

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  whether, and the terms and conditions upon which, we may redeem such shares;

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  whether such shares are issued with the privilege of conversion or exchange and, if so, the terms and conditions upon which the conversion or exchange may be made;

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  the terms and amounts of any sinking fund provided for the purchase or redemption of such shares; and

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  the right, if any, of the holder of each such share to vote.

  Liability for Distributions

        The Delaware Limited Liability Company Act imposes certain restrictions on distributions by a limited liability company to its members. In that regard, our operating agreement defines a "member" as any holder of our shares. The Delaware Limited Liability Company Act provides that any of our members who receives a distribution from us (including both distributions made by us from time to time and distributions in the event of our dissolution) and who knew at the time of the distribution that the distribution was in violation of these restrictions shall be liable to us for the amount of the distribution for three years, subject to extension under certain circumstances. Under the Delaware Limited Liability Company Act, a limited liability company may not in general make a distribution to any of its members if, after the distribution, all liabilities of the limited liability company, other than liabilities to its members on account of their limited liability company interests and liabilities for which the recourse of creditors is limited to specific property of the limited liability company, would exceed the fair value of the assets of the limited liability company. For the purpose of determining the fair value of the assets of a limited liability company, the Delaware Limited Liability Company Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited liability company only to the extent that the fair value of that property exceeds the nonrecourse liability. In addition, the Delaware Limited Liability Company Act and our operating agreement provide in general that, in the event of our dissolution, holders of our shares will be entitled to share in our assets legally available for distribution only after satisfaction of or provision for our liabilities to creditors and satisfaction of liabilities for certain distributions owing to our members and former members. See "—Certain Provisions of the Operating Agreement—Dissolution."

        In addition, our operating agreement provides that a member may be required to repay any distributions made to such member that are inconsistent with, or in violation of, the Delaware Limited Liability Company Act, any provision of the operating agreement or any other applicable law.

  Liability for Unpaid Contributions

        Under the Delaware Limited Liability Company Act, unless otherwise provided in the operating agreement of a limited liability company, an assignee of limited liability company interests (such as our shares) who becomes a member of the limited liability company is liable for the obligations of the assignor of those interests to make any required contributions to the limited liability company, but the assignee is not obligated for, among other things, liabilities unknown to the assignee at the time it became a member and that could not be ascertained from the operating agreement. Under our operating agreement, a person who purchases our shares is deemed to become one of our members and is therefore subject to the provisions described in the preceding sentence.

  Certain Required Payments

        Under our operating agreement, holders of our shares may be required to make certain other payments under certain circumstances. For example, a holder of our shares may be required to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with a transfer of those shares. In the event that we issue a new share certificate in place of any share certificate that has been lost, destroyed or stolen, we may require that the holder of the shares evidenced by the lost, destroyed or stolen certificate give the transfer agent for our shares a bond sufficient to indemnify the transfer agent against any claim made against it on account of the alleged loss, theft or destruction or the issuance of such new certificate. In addition, we may require that a holder of our shares who requests that we call a special meeting of holders of our shares pay the costs of preparing and mailing the notice of meeting, including the proxy materials.

Grantor Trust

        Pursuant to our operating agreement, in the future our board of directors may implement a reorganization, without the consent of holders of our shares, whereby a Delaware statutory trust, which we refer to as a "Trust," would become the holder of all (or less if so provided by our board of directors) of our outstanding shares and each holder of our shares (other than any shares excluded by our board of directors) would receive shares of the Trust (representing beneficial interests in the Trust) in exchange for its shares in us. Our board of directors will have the power to decide in its sole discretion to implement such a trust structure subject to the limitations set forth below. We expect that we would treat the Trust as a grantor trust for U.S. federal income tax purposes. As such, for U.S. federal income tax purposes, each holder of Trust shares would be treated as the beneficial owner of a pro rata portion of our shares held by the Trust and holders of Trust shares would receive annual tax information relating to their investment on tax information statements similar to IRS Form 1099, rather than on IRS Schedule K-1. Pursuant to the operating agreement, our board of directors will not implement such a trust structure if it determines, in its sole discretion, that the reorganization would be taxable or would otherwise alter the benefits or burdens of ownership of our shares, including, without limitation, a holder's allocation of items of income, gain, loss, deduction or credit or the treatment of such items for U.S. federal income tax purposes. Pursuant to the operating agreement, our board of directors will also be required to implement the reorganization in such a manner that does not have a material adverse effect on the voting or economic rights of our shares.

        The IRS could challenge the Trust's manner of reporting to investors (e.g., if the IRS asserts that the Trust constitutes a partnership or is ignored for U.S. federal income tax purposes). In addition, the Trust could be subject to penalties if it were determined that the Trust did not satisfy applicable partnership reporting requirements for U.S. federal income tax purposes. Any of these circumstances could have an adverse effect on the market value of our shares and of any other securities we may issue.

Certain Provisions of the Operating Agreement

        Term.    The operating agreement provides that we will remain in existence until terminated in accordance with the operating agreement.

        Agreement to be Bound by Operating Agreement; Power of Attorney.    By acquiring a share in KKR Financial Holdings LLC, you will be admitted as a member of KKR Financial Holdings LLC and shall become bound by the terms of the operating agreement. Pursuant to the operating agreement, each holder of our shares agrees to the consents and waivers contained in the operating agreement and grants to each of our chief executive officer, our president and our secretary (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution and to make certain amendments to the operating agreement.

        Election to be Treated as an Association Taxable as a Corporation.    The operating agreement provides that our board of directors may, without the consent or vote of holders of our shares, cause us to elect to be treated as an association taxable as a corporation for U.S. federal income tax purposes if the board receives an opinion from a nationally recognized financial adviser to the effect that our market valuation is expected to be significantly lower as a result of our continuing to be treated as a partnership for U.S. federal income tax purposes than if we instead elected to be treated as a corporation for U.S. federal income tax purposes.

        Dissolution.    The operating agreement provides for our dissolution and winding up upon the occurrence of:

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  the adoption of a resolution by a majority vote of our board of directors approving our dissolution and the approval of such action by the affirmative vote of the holders of a majority of our outstanding shares entitled to vote thereon;

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  the unanimous vote of the holders of our outstanding shares to dissolve us;

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  the entry of a judicial decree that an event has occurred that makes it not reasonably practicable to carry on our business as then currently operated as determined in accordance with Section 18-802 of the Delaware Limited Liability Company Act; or

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  the termination of the legal existence of our last remaining member or the occurrence of any other event that terminates the continued membership of our last remaining member, unless we continue without dissolution in a manner permitted under the operating agreement or the Delaware Limited Liability Company Act.

We refer to these events as "dissolution events."

        The operating agreement provides in general that, upon the occurrence of a dissolution event, our property shall be applied and distributed, to the extent permitted by law, in the following order:

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  first, to our creditors (including our Manager and members who are creditors, to the extent permitted by law) in satisfaction of our debts and other liabilities (whether by payment or making a provision for payment), other than liabilities referred to in the next bullet point;

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  second, except as provided in the operating agreement, to our members and former members in satisfaction of liabilities for certain distributions; and

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  the balance, if any, to our members in accordance with positive balances in their respective tax-based capital accounts required by the operating agreement, after giving effect to all contributions, distributions and allocations for all periods and subject, in the case of holders of our common shares, to any preferential distributions to which the holders of any of our other shares may be entitled upon dissolution.

The operating agreement provides that it is intended that each common share shall receive an identical amount under the provision described in the last bullet point above.

        Restrictions on Ownership and Transfer.    Because we intend to maintain the flexibility to have a REIT subsidiary, the ownership of our shares must be widely held so that no more than 50% of the value of our outstanding shares may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities).

        The operating agreement, subject to certain exceptions, contains restrictions on the number of our shares that a person may own. The operating agreement provides that (subject to certain exceptions described below) no person may beneficially or constructively own, or be deemed to beneficially or constructively own by virtue of the attribution provisions of the Code, more than 9.8% in value or in number, whichever is more restrictive, of our shares.

        The operating agreement, subject to certain exceptions, prohibits any person from beneficially or constructively owning shares that would result in any subsidiary of ours that has elected to be taxed as a REIT (we sometimes refer to any such subsidiary as, individually, a "REIT subsidiary"), being "closely held" under Section 856(h) of the Code or otherwise cause a REIT subsidiary to fail to qualify as a REIT.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares which are transferred to a charitable trust (as described below), is required by the operating agreement to give written notice to us immediately, or, in the case of such a proposed or attempted transaction, to give us at least fifteen days prior written notice, and to provide us with such other information as we may request in order to determine the effect of such transfer on the status of any REIT subsidiary as a REIT. The foregoing restrictions on transferability and ownership may be terminated by our board of directors if it determines that it is no longer in our best interests for any REIT subsidiary to continue to qualify as a REIT under the Code or that compliance with those restrictions is no longer required. As a result, our board of directors may terminate those restrictions if, for example, we were to sell or cease to operate any REIT subsidiary. As of the date of this prospectus, we have one REIT subsidiary, KFH II.

        Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as the board of directors may deem appropriate in order to conclude that granting the exemption will not cause any REIT subsidiary to lose its status as a REIT. Our board of directors may also require a ruling from the IRS or an opinion of counsel in order to ensure each REIT subsidiary's status as a REIT.

        To the extent permitted by applicable law, any attempted transfer which, if effective, would result in a violation of the foregoing restrictions, will cause the number of shares causing the violation (rounded upwards to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust and will have no rights to distributions, rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any distribution paid to the proposed transferee prior to our discovery that shares have been transferred to the trust must be paid on demand to the trustee. Any distribution authorized but unpaid will be required to be paid to the trustee when due. Any distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to applicable law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trustee and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. If we have already taken irreversible action, however, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from us that shares have been transferred to the trust, the trustee is required to sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee is required to distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares. The price may be reduced, however, by the amount of any distributions paid to the proposed transferee on the shares and owed by the proposed transferee to the trustee. Any net sales proceeds in excess of the amount payable to the proposed transferee must be paid immediately to the charitable beneficiary. If, prior to discovery that shares have been transferred to the trustee, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess must be paid to the trustee upon demand.

        In addition, shares held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accepts the offer. The price may be reduced, however, by the amount of any distributions paid to the proposed transferee on the shares and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        If the transfer of shares to a charitable trust would not be effective for any reason to prevent a violation of the foregoing restrictions then, to the fullest extent permitted by law, the transfer of that number of shares that would otherwise cause that violation shall be void ab initio and the intended transferee will acquire no rights in those shares. In addition, if our board of directors or any duly authorized committee thereof determines that a transfer or other event has taken place that has resulted in a violation of the foregoing restrictions or that a person intends or has attempted to acquire ownership of our shares in violation of those restrictions, the board of directors or such committee may take such action as it deems advisable to prevent such transfer or other event, including, without limitation, causing us to redeem shares, refusing to give effect to such transfer on our books or instituting proceedings to enjoin such transfer or other event.

        All certificates representing our shares will bear a legend referring to the restrictions described above.

        Every owner of 0.5% or more (or such higher percentage as determined by the Manager, in good faith, in order to maintain each REIT subsidiary's status as a REIT) in value of our shares, within 30 days after the end of each taxable year, is required by our operating agreement to give written notice to us stating the name and address of such owner, the number of shares which the owner beneficially owns and a description of the manner in which the shares are held. Each such owner of our shares is also required by the operating agreement to provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on each REIT subsidiary's status as a REIT and to ensure compliance with the ownership limitations described above. In addition, each owner of shares is required by our operating agreement to provide to us such information as we may request, in good faith, in order to determine each REIT subsidiary's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine and ensure compliance with the ownership limitations described above.

        These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the shares or might otherwise be in the best interests of the holders of the shares.

        Election of Members of Our Board of Directors; Vacancies.    The operating agreement provides that the term of each director shall be the period from the effective date of such director's election until such director's successor is duly elected or appointed and qualified, or until such director's earlier death, resignation or removal, and that, except as may be provided by our board of directors in setting the terms of any class or series of our shares, any vacancy on the board of directors shall be filled by a majority vote of the directors then in office, even if the remaining directors do not constitute a quorum.

        Removal of Members of Our Board of Directors.    Subject to the rights of holders of any class or series of our shares that may be issued in the future, the operating agreement provides that any director, or the entire board of directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of our shares holding at least two-thirds of the votes entitled to be cast in the election of directors. "Cause" is defined by the operating agreement to mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.

        Duties of Officers and Directors.    The operating agreement provides that, except as otherwise provided therein or otherwise required by the Delaware Limited Liability Company Act, the fiduciary duties of our directors will generally be consistent with those of a director of a Delaware corporation. However, our operating agreement further provides that, to the fullest extent permitted by law, none of our directors has any duties, fiduciary or otherwise, with respect to any action or inaction of our Manager and any actions or inactions of our directors that cause us to act in compliance with or in accordance with the management agreement shall be deemed consistent and compliant with the fiduciary duties of such directors and shall not constitute a breach of any duty under the operating agreement or existing in law, equity or otherwise. Likewise, the operating agreement provides that, to the extent permitted by law, none of our officers owes any duty, fiduciary or otherwise, to our members or to us with respect to any action or inaction of our Manager pursuant to the management agreement.

        The operating agreement also provides that any director, officer, employee or agent of ours may engage in or possess an interest in other profit-seeking or other business ventures of any nature or description, independently or with others, whether or not such ventures are competitive with us, and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to such persons. Our operating agreement further provides that if any director, officer, employee or agent of ours acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us, that person has no duty to communicate or offer that opportunity to us and shall not be liable to us or to our members for breach of duty, including fiduciary duty under the operating agreement, at law, in equity or otherwise, by reason of the fact that such person pursues or acquires for or directs that opportunity to another person or does not communicate that opportunity to us; and that neither we nor any of our members has any rights or obligations by virtue of the operating agreement in or to any such independent ventures or the income or profit or losses derived therefrom, and the pursuit of such ventures, even if competitive with our activities, shall not be deemed wrongful or improper or a breach of any duty existing under the operating agreement, at law, in equity or otherwise.

        Limitation of Liability and Indemnification of Directors and Officers.    The operating agreement provides that none of our directors will be liable to us, or any subsidiary of ours, or any holder of our shares, for monetary damages for any acts or omissions arising from the performance of any of such director's obligations or duties in connection with our company, including any breach of fiduciary duty, except (1) for any breach of the director's duty of loyalty to us or the holders of our shares; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) for any transaction from which the director derived an improper benefit.

        The operating agreement further provides that, to the fullest extent permitted by law, none of our directors shall be liable to us, to any holder of our shares or to any other person for (1) any action taken or not taken as required by the operating agreement; (2) any action taken or not taken as permitted by the operating agreement and with respect to which such director acted on an informed basis, in good faith and with the honest belief that such action, taken or not taken, was in our best interests; or (3) our compliance with an obligation incurred or the performance of any agreement entered into prior to that director having become one of our directors.

        The operating agreement further provides that each director shall, in the performance of such director's duties, be fully protected in relying in good faith upon our records and upon such information, opinions, reports or statements presented to us by the Manager, or employees of the Manager, or any of our officers, or committees of our board of directors, or by any other person as to matters the director reasonably believes are within such other person's professional or expert competence, including, without limitation, information, opinions, reports or statements as to the value and amount of our assets, liabilities, profits or losses, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay our claims and obligations or to make reasonable provision to pay such claims or obligations, or any other facts pertinent to the existence and amount of our assets from which distributions to members might properly be paid.

        The operating agreement further provides that a director shall not be liable to us, to any other director, to any holder of our shares or to any other person that is a party to or otherwise bound by the operating agreement for breach of fiduciary duty for such director's good faith reliance on the provisions of the operating agreement.

        The operating agreement provides that we may indemnify, to the fullest extent permitted by law, each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by us or in our right) by reason of the fact that the person is or was a director, officer, employee, tax matters member (as defined in the operating agreement) or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

        The operating agreement provides that we may, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our favor by reason of the fact that such person is or was a director, officer, employee, tax matters member or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of that action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to us unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        The operating agreement provides that, to the extent that a present or former director, officer or tax matters member of ours has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in either of the two preceding paragraphs, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        The operating agreement provides that each of the persons entitled to be indemnified for expenses and liabilities as contemplated above may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such person on our behalf in furtherance of our interests in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such person will be fully protected for such acts and omissions; provided that such legal counsel or accountants were selected with reasonable care by or on our behalf.

        The operating agreement also authorizes us, to the fullest extent permitted by law, to pay expenses (including attorneys' fees) incurred by a director, officer, employee, tax matters member or agent of ours in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by us as authorized in the operating agreement. The operating agreement provides that the indemnification provisions therein are intended to comply with the requirements of and to provide indemnification and advancement rights substantially similar to those made available to directors, officers, employees and agents of a corporation incorporated under the Delaware General Corporation Law.

        Limitation on Special Meetings and Actions by Written Consent.    The operating agreement provides that special meetings of the holders of our shares may only be called by the chairman of the board of directors, the president, the chief executive officer or the board of directors, or by the secretary upon the written request of the holders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting. In addition, the operating agreement provides that action may only be taken by written consent of holders of our shares if the unanimous written consent of all of the holders of our shares entitled to vote or consent to such matter is received. The inability of holders of our shares to easily call a special meeting or take action by written consent could render more difficult or discourage an attempt to obtain control of us.

        Advance Notice Requirements for Director Nominations and Proposals by Holders of Our Shares.    The operating agreement provides that nominations of individuals for election to the board of directors at an annual meeting of holders of our shares and the proposal of business to be considered at an annual meeting of holders of our shares may be made only:

          (1)   pursuant to our notice of the meeting,

          (2)   by or at the direction of our board of directors, or

          (3)   by a holder of our shares who was a holder of our shares of record both at the time of giving of notice by such holder of our shares as provided for in the operating agreement and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the operating agreement.

        With respect to special meetings of holders of our shares, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only:

          (1)   pursuant to our notice of the meeting,

          (2)   by or at the direction of our board of directors, or

          (3)   provided that the board of directors has determined that directors will be elected at the meeting, by a holder of our shares who was a holder of record both at the time of giving of notice by such holder as provided for in the operating agreement and at the time of the special meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of the operating agreement.

        The operating agreement provides that holders of our shares seeking to bring business before an annual meeting of holders of our shares or to nominate candidates for election as directors at an annual meeting of holders of our shares must generally provide notice thereof in writing to us not less than 120 days and not more than 150 days prior to the anniversary date of the mailing of the notice of the preceding year's annual meeting of holders of our shares. The operating agreement also provides that in the event we call a special meeting of holders of our shares for the purpose of electing one or more individuals to the board of directors, any holder of our shares seeking to nominate a candidate for election at that meeting must provide notice thereof to us in writing not earlier than the 120th day prior to such special meeting and not later than the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees for director proposed by the board of directors to be elected at such meeting.

        Mergers and Sales of Assets.    Subject to the provisions described in the second paragraph under "—Provisions in the Operating Agreement that may have an Anti-Takeover Effect" below, the operating agreement provides that we may not merge or consolidate with or into any limited liability company, corporation, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business, including a partnership, or sell, lease or exchange all or substantially all of our property or assets, unless, in each case, our board of directors adopts a resolution by a majority vote approving such action and unless such action is approved by the affirmative vote of the holders of a majority of each class of our shares then outstanding and entitled to vote thereon, except that no vote by the holders of our shares is required in the case of a transaction described above under "—Grantor Trust" or, in general, any transaction involving any of our subsidiaries or their assets.

        Replacement of Our Manager.    The operating agreement provides that, if our management agreement is terminated and the board of directors determines that a replacement manager should be retained, the affirmative vote of a majority of the outstanding shares is required to retain such replacement manager.

        Amendment of the Operating Agreement.    The operating agreement (including the distribution provisions thereof) may be amended only by a majority vote of our board of directors, except that amending specified provisions of the operating agreement that relate to the following matters (other than to correct administrative or ministerial errors or omissions or for clarification) requires an affirmative vote of holders of at least a majority of the shares present in person or represented by proxy at a meeting of holders of our shares:

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  provisions requiring the approval by our board of directors and by the holders of at least a majority of our outstanding shares to increase the number of our authorized shares or the authorized number of any class of our shares;

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  provisions to the effect that, except as may otherwise be specified by our board of directors in establishing the terms of any class of our shares, each of our shares is entitled to one vote on all matters submitted for the approval of our shareholders, and giving our board of directors the right to reclassify shares into one or more classes or series;

  •
  the provisions described under "—Replacement of Our Manager" and "—Mergers and Sales of Assets";

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  some of the provisions described in the second paragraph under "—Provisions in the Operating Agreement that may have an Anti-Takeover Effect";

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  the provisions described in the first two bullet points of the first paragraph under "—Dissolution"; and

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  the provision of the operating agreement governing amendments thereof.

        As a result of its broad authority to amend the operating agreement, our board of directors could, in the future, choose to amend the operating agreement to include provisions that have the intention or effect of discouraging takeover attempts.

        In addition, the operating agreement gives our board of directors broad authority to effect amendments to the provisions of the operating agreement that can change many of the terms of our shares without the consent of holders of our shares. As a result, our board of directors may, without the approval of holders of our shares, make changes to many of the terms of our shares that are adverse to the holders of our shares.

Provisions in the Operating Agreement that may have an Anti-Takeover Effect

        Some of the provisions in the operating agreement described above could make it more difficult for a third party to acquire, or may discourage a third party from acquiring, control of us. These provisions include, among others:

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  allowing only our board of directors to fill newly created directorships;

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  requiring that directors may be removed only for cause (as defined in the operating agreement) and then only by the affirmative vote of holders of our shares representing at least two-thirds of the votes entitled to be cast in the election of directors;

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  requiring advance notice for holders of our shares to nominate candidates for election to our board of directors or to propose business to be considered by holders of our shares at a meeting of holders of our shares;

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  our ability to issue additional securities, including, but not limited to, preferred shares, without approval by holders of our shares;

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  a prohibition on any person directly or indirectly beneficially or constructively owning more than 9.8% in value or number of our shares, whichever is more restrictive;

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  the ability of our board of directors to amend the operating agreement without the approval of the holders of our shares except under certain specified circumstances; and

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  limitations on the ability of holders of our shares to call special meetings of holders of our shares or to act by written consent.

        In addition, the operating agreement contains provisions based on Section 203 of the Delaware General Corporation Law which in general prohibit us from engaging in a "business combination" with an "interested member" (as those terms are defined in the operating agreement), unless such business combination is approved by the affirmative vote of the holders of 66 2/3% of each class of our outstanding shares, excluding shares held by the interested member or any affiliate or associate of the interested member. However, if, as described in clause (1) of the following paragraph, a majority of our board of directors approves the transaction pursuant to which a person would have become an "interested member," such person will not be deemed an "interested member" and the foregoing prohibition on business combinations with such person will not apply.

        An "interested member" is, in general and subject to exceptions, (1) a person who is, or was at any time within the prior three-year period immediately prior to the date in question, the beneficial owner of 15% or more of our outstanding shares and who did not become the beneficial owner of such amount of shares pursuant to a transaction that was approved by a majority of our board of directors or (2) a person who is an assignee of, or has otherwise succeeded to, any of our shares of which an interested member was the beneficial owner at any time within the three-year period immediately prior to the date in question, if such assignment or succession occurred in a transaction, or series of transactions, not involving a public offering within the meaning of the Securities Act.

        A "business combination" includes, in general and among other things,

          (1)   any merger or consolidation of us or any of our subsidiaries with an interested member or any other person that is, or after that transaction would be, an affiliate or associate of an interested member;

          (2)   any sale, lease, exchange, mortgage, pledge or transfer or other disposition, in one transaction or a series of transactions, to or with, or proposed by or on behalf of, an interested member or an affiliate or associate of an interested member, of any property or assets of us or any of our subsidiaries having an aggregate fair market value of not less than 10% of our "net investment value;"

          (3)   the issue or transfer by us or any of our subsidiaries, in one transaction or a series of transactions, of any securities issued by us or that subsidiary to, or proposed by or on behalf of, an interested member or an affiliate or associate of an interested member in exchange for cash, securities or other property having an aggregate fair market value of not less than 10% of our "net investment value;"

          (4)   any spin-off or split-up of any kind of us or any of our subsidiaries proposed by or on behalf of an interested member or any of its affiliates or associates;

          (5)   any reclassification of our shares or the securities of any of our subsidiaries or recapitalization of us or such subsidiary, or any merger or consolidation of us or such subsidiary with another subsidiary, or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of our outstanding shares or the securities of such subsidiary that are beneficially owned by an interested member or any of its affiliates or associates; or

          (6)   any agreement, contract or other arrangement providing for any one or more of the actions specified in clauses (1) through (5) above.

        The operating agreement defines "net investment value" as, in general, the aggregate market value of our outstanding shares, plus the amount of our borrowings (other than intercompany borrowings), plus the value of certain future investments we have committed to make, less the amount of our cash and cash equivalents, subject to certain adjustments.

        Certain provisions of the management agreement also could make it more difficult for third parties to acquire control of us by various means, including limitations on our right to terminate the management agreement and a requirement that, under certain circumstances, we make a substantial payment to the Manager in the event of a termination.

Transfer Agent and Registrar

        The transfer agent and registrar for the common shares is American Stock Transfer & Trust Company.

DESCRIPTION OF OTHER SECURITIES

        We will set forth in the applicable prospectus supplement a description of any depositary shares, warrants, subscription rights, debt securities, guarantees of debt securities, share purchase contracts or share purchase units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

        We or any selling securityholders may sell the securities offered by this prospectus:

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  through underwriters or dealers;

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  through agents; or

  •
  directly to purchasers.

The securities may be sold in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

        We will describe in a prospectus supplement or a free writing prospectus the particular terms of the offering of the securities, including the following:

  •
  the method of distribution of the securities offered thereby;

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  the names of any underwriters or agents;

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  the proceeds we will receive from the sale, if any;

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  any discounts and other items constituting underwriters' or agents' compensation;

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  any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchanges on which the applicable securities may be listed.

        The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate, and may also be offered through standby underwriting or purchase arrangements entered into by us or any selling securityholders. We or any selling securityholders may also sell securities through agents or dealers designated by us or any selling securityholders. We or any selling securityholders also may sell securities directly, in which case no underwriters or agents would be involved.

        Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us or any selling securityholders and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

        We or any selling securityholders and, in the case of offerings of guaranteed debt securities, the applicable guarantors may have agreements with the underwriters, dealers and agents involved in the offering of the securities to indemnify them against certain liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

        Underwriters, dealers and agents involved in the offering of the securities may engage in transactions with, or perform services for, us, our subsidiaries or other affiliates (including, without limitation, any guarantors) or any selling securityholders in the ordinary course of their businesses.

        In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the market price of such securities or other securities that may be issued upon conversion, exchange or exercise of such securities or the prices of which may be used to determine payments on such securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover over-allotments or to stabilize the price of the securities or of such other securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities and, if they engage in any of these activities, may end any of these activities at any time without notice.

        Some or all of the securities may be new issues of securities with no established trading market. Neither we nor any selling securityholders can give any assurances as to the liquidity of the trading market for any of our securities.

LEGAL MATTERS

        Certain federal income tax matters in connection with the securities have been passed on for us by Hunton & Williams LLP. Richards, Layton & Finger, P.A. have passed upon the validity of the common shares and the preferred shares. Dechert LLP, our special 1940 Act counsel, have passed upon certain 1940 Act matters. Simpson Thacher & Bartlett LLP have passed upon the validity of the deposit agreements relating to depository shares and the warrants, subscription rights, debt securities, guarantees, share purchase contracts and share purchase units offered hereby under the laws of the State of New York, and have provided certain other legal services to us in connection with this prospectus. Certain partners of Simpson Thacher & Bartlett LLP, members of their families and related persons have an interest representing less than 1% of our common shares.

EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus is a part, with respect to the securities to be sold pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and exhibits to the registration statement. For further information with respect to us and the securities to be sold pursuant to this prospectus, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus and in the documents incorporated and deemed to be incorporated by reference herein or in any prospectus supplement or free writing prospectus as to the contents of any contract or other document do not purport to be complete and, where that contract or document is an exhibit to the registration statement or an exhibit to a document incorporated or deemed to be incorporated by reference in the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits to the registration statement, and other documents we file with the SEC may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of the registration statement, including the exhibits, and the other documents we file with the SEC can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you for free on the SEC's website at http://www.sec.gov. You may also inspect information that we file with the NYSE at the offices of the NYSE at 20 Broad Street, New York, New York 10005. We are subject to the information and reporting requirements of the Exchange Act, and file periodic reports, proxy statements and other information with the SEC.

INCORPORATION BY REFERENCE

        This prospectus "incorporates by reference" certain information we file with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to these filings. The information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede this information.

        Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent a statement contained in this prospectus or in any other subsequently filed document that is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement.

        We incorporate by reference the following documents that we have filed with the SEC:

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including portions of our Proxy Statement for our 2010 annual meeting of holders of our common shares held on April 29, 2010 to the extent specifically incorporated by reference into such Form 10-K;

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  our Quarterly Report on Form 10-Q for the three months ended March 31, 2010;

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  our Current Reports on Form 8-K filed with the SEC on January 11, 2010, January 12, 2010, January 15, 2010, February 4, 2010, March 18, 2010, April 29, 2010, May 3, 2010, May 4, 2010, May 5, 2010, May 6, 2010 and June 2, 2010; and

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  the description of our common shares included in our Registration Statement on Form 8-A filed with the SEC on April 30, 2007, and any amendment or report filed thereafter for the purpose of updating that description.

        We are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus.

        In addition, we incorporate by reference any future filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the termination of the offering of securities described in this prospectus; provided, however, that we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been "furnished" to and not "filed" with the SEC. We will provide free copies of any of those documents, if you write or telephone us at:

KKR Financial Holdings LLC
555 California Street, 50th Floor
San Francisco, California 94104
Attention: Investor Relations
(415) 315-3620

You also may review a copy of the prospectus and registration statement and its exhibits at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's internet website (See "Where You Can Find More Information" above).

KKR Financial Holdings LLC